EXECUTION VERSION

STALKING HORSE ASSET PURCHASE AGREEMENT

BY AND AMONG

VIRGIN ORBIT HOLDINGS, INC., AS THE SELLER,

EACH OF THE AFFILIATES OF THE SELLER LISTED ON SCHEDULE I

AND

STRATOLAUNCH, LLC, AS THE BUYER

DATED AS OF MAY 16, 2023

TABLE OF CONTENTS
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SCHEDULES
Schedule I    Other Selling Entities

Seller Disclosure Schedule
Section 2.1        Purchased Assets
Section 2.1         Excluded Intellectual Property
Section 5.3(a)    No Conflicts
Section 5.8(a)    Intellectual Property
Section 5.11(a)    Title to and Condition of Assets
Section 5.12        Condition of Aircraft
Section 7.1    Exceptions to Conduct of the Business Covenant

EXHIBITS
Exhibit 1        Bidding Procedures
Exhibit A    Form of Bill of Warranty Sale
Exhibit B    Escrow Agreement

STALKING HORSE ASSET PURCHASE AGREEMENT
This Stalking Horse Asset Purchase Agreement (as amended, modified or supplemented from time to time, this “Agreement”) is made and entered into as of May 16, 2023, by and among Virgin Orbit Holdings, Inc., a Delaware corporation (the “Seller”), the Affiliates of the Seller listed on Schedule I (such Affiliates, together with the Seller, the “Selling Entities”), and Stratolaunch, LLC, a Delaware limited liability company (the “Buyer”). Each of the Selling Entities and the Buyer are referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein have the meanings set forth in Article I.
RECITALS
WHEREAS, the Selling Entities commenced voluntary cases under the Bankruptcy Code in the Bankruptcy Court on April 4, 2023;
WHEREAS, each Selling Entity continues to be in possession of its assets and is authorized under the Bankruptcy Code to continue the operation of its businesses as a debtor-in-possession;
WHEREAS, the Buyer desires to purchase from the Selling Entities, and the Selling Entities desire to sell to the Buyer, certain specified assets of the Selling Entities, and the Buyer desires to assume from the Selling Entities, certain specified liabilities, in each case pursuant to the terms and subject to the conditions set forth herein;
WHEREAS, the Selling Entities and the Buyer have agreed that the sale, transfer and assignment of the Purchased Assets from the Selling Entities to the Buyer shall be effected free and clear of all Claims, Liabilities, Encumbrances and any other obligations arising prior to the Closing pursuant to sections 105, 363 and 365 of the Bankruptcy Code; and
WHEREAS, in connection with the Bankruptcy Cases and subject to the terms and conditions contained herein, following entry of the Sale Order, the Selling Entities shall sell and transfer to the Buyer, and the Buyer shall purchase and acquire from the Selling Entities, pursuant to sections 105, 363 and 365 of the Bankruptcy Code, the Purchased Assets, all as more specifically provided herein and in the Sale Order.
NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
Article I
DEFINITIONS
Section 1.1Definitions. A defined term has its defined meaning throughout this Agreement and in each Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined. As used in this Agreement, the following terms have the meanings specified below:
“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person, provided that, in no event shall portfolio companies (as the term is customarily used in the private equity industry) of investment funds or investment vehicles advised by or managed by Cerberus Capital Management, L.P. or its affiliates be considered “Affiliates” of the Buyer for purposes of this Agreement or any other Transaction
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Document. For purposes of this definition, “control” (and any similar term) means the power of one or more Persons to direct, or cause the direction of, the management or affairs of another Person by reason of ownership of voting stock, as general partner or managing member or by Contract or otherwise.
“Agreement” has the meaning given to such term in the Preamble hereto.
“Aircraft” means the aircraft described in Section 2.1 of the Seller Disclosure Schedule currently owned by JACM Holdings, Inc. including the Airframe and the Engines and, where the context permits, references to the Aircraft shall (a) include the Aircraft Documents and (b) mean the Aircraft in its entirety and any part of it.
“Aircraft Documents” means a current and validly issued Experimental Certificate of Airworthiness, and all documents and records required to be maintained with respect to the Aircraft, including all logbooks, manuals, maintenance and inspection records, technical records, traceability records, overhaul records, modification paperwork, parts catalogs, yellow serviceability tags, wiring diagrams, completion/refurbishment records, FAA Form 337s, FAA Form 8130-3s or equivalent for all life limited components, burn certifications, or required Supplemental Type Certificates and other technical documentation pertaining to the Aircraft.
“Airframe” means the airframe described in Section 2.1 of the Seller Disclosure Schedule (excluding the Engines from time to time installed on such airframe) together with all appurtenances, appliances, parts, avionics, instruments, components, accessions, furnishings, engine covers, tool kits, spare parts, loose equipment and accessories belonging to, installed in, or appurtenant to, such airframe and all other equipment of whatever nature incorporated in, attached to or associated with any of the foregoing.
“Airworthy” means that (i) the Aircraft conforms to the type certification issued by the FAA with respect to the type of aircraft which includes the Aircraft; and (ii) the Aircraft meets the requirements for operation under United States Federal Aviation Regulations Part 91.
“Alternative Transaction” means the sale or disposition of all or a material portion of the Purchased Assets (including by way of a chapter 11 plan), to any Person other than Buyer or an Affiliate of the Buyer.
“Auction” has the meaning set forth in the Bidding Procedures Order.
“Bankruptcy Cases” means the Seller’s and the Selling Entities’ cases commenced under Chapter 11 of the Bankruptcy Code jointly administered under Case No. 23-10405 (KBO) in the Bankruptcy Court.
“Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. §§ 101, et seq, as amended.
“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware or such other court having competent jurisdiction over the Bankruptcy Cases.
“Base Purchase Price” means $17,000,000.00.
“Bid Consent & Waiver” means that certain agreement, dated as of the date hereof, by and between Virgin Investments Limited (“VIL”) and Buyer, pursuant to which VIL, in its capacity as pre-Petition debtholder and lender under the DIP Facility, has agreed to waive any right to bid for, credit bid, foreclose, or otherwise exercise remedies with respect to the Purchased Assets during the term of this Agreement and to not assign or otherwise transfer its interest in debt without prior written consent of Buyer unless such assignee agrees to be bound by such Bid Consent & Waiver.
“Bidding Procedures Motion” means the Debtors’ Motion for Entry of (I) an Order (A) Approving Certain Bidding Procedures and the Form and Manner of Notice Thereof, (B) Scheduling an Auction and a Hearing on the Approval of the Sale of All or Substantially all of the Debtors’ Assets, (C) Establishing Certain Assumption and Assignment Procedures and Approving the Manner of Notice Thereof, and (D) Granting Related Relief; and (II) an Order (A) Authorizing and Approving the Debtors Entry into an Stalking Horse Asset Purchase Agreement, (B) Authorizing the Sale of All or Substantially All of the Debtors’ Assets Free and Clear of All Encumbrances, (C) Approving the Assumption and Assignment of the Assumed Contracts, and (D) Granting Related Relief, ECF No. 75, filed on April 7, 2023.
“Bidding Procedures Order” means the Bankruptcy Court’s Order (A) Approving Certain Bidding Procedures and the Form and Manner of Notice Thereof, (B) Scheduling an Auction and a Hearing on the Approval of the Sale of All or Substantially all of the Debtors’ Assets, (C) Establishing Certain Assumption and Assignment Procedures and Approving the Manner of Notice Thereof, and (D) Granting Related Relief, ECF No. 201, entered on May 5, 2023, including the bidding procedures attached as Exhibit 1 thereto.
“Bill of Sale” means (i) that certain Bill of Sale with respect to the Aircraft delivered to the U.S. Citizen Trustee by the Seller, and (ii) that certain Bill of Sale with respect all Purchased Assets (other than the Aircraft) delivered by Seller to Stratolaunch, LLC.
“Break-Up Fee” has the meaning given to such term in Section 9.2(b).
“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in New York, New York.
“Buyer” has the meaning given to such term in the Preamble hereto.
“Buyer Cure Period” has the meaning given to such term in Section 9.1(d).
“Buyer Default Termination” has the meaning given to such term in Section 3.2(b).
“Buyer Fundamental Representations” has the meaning given to such term in Section 8.3(b).
“Buyer Related Party” means, collectively, Cerberus Capital Management, L.P. and its Affiliates, and each of their respective present and former directors, officers, managers, employees, owners, equity holders, partners, limited partners, agents, advisors and Representatives.
“Buyer Released Party” has the meaning given to such term in Section 7.14(a)(i).
“Buyer Releasing Party” has the meaning given to such term in Section 7.14(b)(i).
“Cape Town Convention” means the official English language text of the Convention on International Interests in Mobile Equipment, adopted on 16 November 2001, at a diplomatic conference in Cape Town, South Africa, along with the Protocol to the Convention on Matters Specific to Aircraft Equipment, as adopted by the United States of America.

“Cash Purchase Price” means an amount equal to (i) the Base Purchase Price, minus (ii) the Deposit, plus (iii) the Purchase Price Adjustment Amount determined pursuant to Section 3.3, minus (iv) the Transfer Tax Amount.
“Casualty Cost” means the aggregate cost to restore, repair or replace the affected Purchased Assets subject to such Casualty Loss to a condition substantially equivalent to its or their condition prior to such Casualty Loss (including, for the avoidance of doubt, obtaining any replacement licenses, registrations or approvals) minus any Casualty Recovery Amounts.
“Casualty Loss” means any casualty event in which the Purchased Assets are damaged, destroyed or materially adversely impacted prior to Closing.
“Casualty Recovery Amounts” means, with respect to any Casualty Loss identified in a Purchase Price Adjustment Notice, the sum of (i) property damage insurance proceeds actually paid prior to the Closing Date and applied prior to the Closing Date (or available in cash to be applied after the Closing Date) to repair or replace the asset subject to the Casualty Loss, plus (ii) property damage insurance proceeds from Seller’s policies confirmed by the insurer to be available to Buyer after the Closing Date to repair or replace the asset subject to the Casualty Loss, plus (iii) business interruption insurance proceeds from Seller’s policies confirmed by the insurer to be available to Buyer after the Closing Date to cover losses or liabilities as a result of the Casualty Loss, in each case, after deducting all reasonably estimated costs and expenses incurred or required to be paid to recover any amounts referred to above.
“Claim” has the meaning given to such term in section 101(5) of the Bankruptcy Code.
“Closing” has the meaning given to such term in Section 4.1.
“Closing Date” has the meaning given to such term in Section 4.1.
“Company FAA License” has the meaning given to such term in Section 5.15.
“Confidentiality Agreement” means the Confidentiality Agreement, by and between Virgin Orbit Holdings, Inc. and Cerberus Capital Management, L.P., dated December 16, 2022.
“Consent” means any approval, consent, ratification, designation, permission, clearance, waiver or other authorization.
“Contract” means, with respect to any Person, any lease, sublease, contract, deed of trust, deed to secure debt, bond, indenture, guarantee, mortgage, license, sublicense or other legally enforceable agreement, instrument or obligation to which such Person is a party or by which such Person is bound.
“Delivery Location” means (i) with respect to the Aircraft, the tarmac at Long Beach Airport in Long Beach, California and (ii) with respect to the Purchased Assets other than the Aircraft, Seller’s facility in either Long Beach, California or Mojave, California, as applicable, or such other location within the United States as may be mutually agreed in writing.
“Deposit” has the meaning given to such term in Section 3.2(b).
“Designated Name” means the business or legal entity names designated as “Marks” or “Names” in that certain Amended and Restated Trademark License Agreement in the form attached as an annex to the Deed of Novation, Amendment and Restatement, dated as of August 22, 2021, by and among Virgin Enterprises Limited, Virgin Orbit, LLC and Virgin Orbit Holdings, Inc., and all other trademarks, brands and trade names of the Company, Virgin

Enterprises Limited and their respective Affiliates, including “Cosmic Girl”, “LauncherOne” and “Newton” (and any derivations thereof).
“DIP Facility” means that certain Senior Secured Superpriority Debtor-In-Possession Term Loan Credit Agreement, dated as of April 6, 2023, as amended by that certain First Amendment by and among Seller, the lenders party thereto and VIL (and as may be further amended from time to time).
“DIP Order” means the Final Order (I) Authorizing Debtors to (A) Obtain Postpetition Financing and (B) Use Cash Collateral, (II) Granting Liens and Providing Claims With Superpriority Administrative Expense Status, (III) Granting Adequate Protection to the Prepetition Secured Party, (IV) Modifying the Automatic Stay and (V) Scheduling a Final Hearing Granting Related Relief, ECF No. 202, entered on May 1, 2023.
“Employees” means all employees of the Selling Entities.
“Encumbrance” means any charge, lien (statutory or otherwise), mortgage, lease, hypothecation, encumbrance, pledge, security interest, option, right of use, first offer or first refusal, easement, servitude, encroachment or similar restriction or other encumbrance affecting any right or title to the Purchased Assets.
“Enforceability Exceptions” has the meaning given to Section 5.2.
“Engines” means the engines described in Section 2.1 of the Seller Disclosure Schedule together with all equipment and accessories belonging to, installed in, or appurtenant to, such engines.
“Environmental Laws” means Laws relating to pollution, natural resources, Hazardous Materials, or the protection of the environment or to health and safety (solely with respect to exposure to Hazardous Materials).
“Escrow Agent” has the meaning given to such term in Section 3.2(a).
“Escrow Agreement” has the meaning given to such term in Section 3.2.
“Excluded Assets” has the meaning given to such term in Section 2.2.
“Excluded Liabilities” has the meaning given to such term in Section 2.4.
“Expense Reimbursement” has the meaning given to such term in Section 9.2(b).
“Experimental Certificate of Airworthiness” means an experimental certificate of airworthiness for the Aircraft issued by the Federal Aviation Administration in accordance with FAR 21.191.
“FAA” means the Federal Aviation Administration of the United States Department of Transportation.
“FAA Bill of Sale” means, with respect to the Aircraft, an FAA Form 8050-2 Aircraft Bill of Sale.
“FAA License” means the license issued by the Associate Administrator for Commercial Space Transportation, FAA, Department of Transportation, to Seller with respect to and authorizing the commercial launch services performed by Seller using the Aircraft, including all license orders issued in connection therewith.
“FAR” means the Aeronautics Regulations of Title 14, Parts 1 to 399 of the United States Code of Federal Regulations, as amended.
“Final Order” means a judgment or Order of the Bankruptcy Court (or any other court of competent jurisdiction) entered by the clerk of the Bankruptcy Court (or such other court) on the docket in the Bankruptcy Cases (or the docket of such other court), which has not been modified, amended, reversed, vacated or stayed (other than such modifications or amendments that are consented in writing to by the Buyer) and as to which (a) the time to appeal, petition for certiorari, or move for a new trial, stay, reargument or rehearing has expired and as to which no appeal, petition for certiorari or motion for new trial, stay, reargument or rehearing shall then be pending or (b) if an appeal, writ of certiorari, new trial, stay, reargument or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court (or other court of competent jurisdiction) shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, stay, reargument or rehearing shall have expired, as a result of which such proceeding or order shall have become final in accordance with Rule 8002 of the Federal Rules of Bankruptcy Procedure; provided that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedures, or any analogous rule under the Federal Rules of Bankruptcy Procedure, may be filed relating to such Order, shall not cause an Order not to be a Final Order.
“Fraud” means actual and intentional fraud under Delaware Law as determined by a court of competent jurisdiction, solely with respect to the representations and warranties expressly contained in Article V or Article VI (as qualified by the Seller Disclosure Schedule and in accordance with the express terms and conditions (including limitations and exclusions) of this Agreement) or in the certificates to be delivered pursuant to Section 8.2(d) or Section 8.3(c). Fraud shall not in any case include any claim based on constructive knowledge, negligent misrepresentation, recklessness or a similar theory.
“GAAP” means generally accepted accounting principles in the United States.
“Governmental Authority” means any federal, municipal, state, provincial, local or foreign governmental, quasi-governmental, administrative or regulatory authority, department, agency, board, bureau, commission or body (including any court, arbitral body or similar tribunal), including the Bankruptcy Court.
“Hazardous Materials” means any material, substance or waste that is listed, classified, regulated, characterized or otherwise defined as “hazardous,” “toxic,” “radioactive,” a “pollutant,” or “contaminant,” (or words of similar intent or meaning) under any Environmental Law, including any quantity of asbestos in any form, urea formaldehyde, polychlorinated biphenyls (PCBs), per- and polyfluoroalkyl substances, radon gas, mold, crude oil or any fraction thereof, all forms of natural gas, petroleum products, petroleum breakdown products, petroleum by-products or petroleum derivatives.
“Insurance Claim” has the meaning given to such term in Section 7.16.
“Intellectual Property” means intellectual or proprietary rights, which may exist or be created under the Laws of any jurisdiction in the world, including all: (a) rights associated with works of authorship, including exclusive exploitation rights, mask work rights, copyrights, and moral and similar attribution rights; (b) Trademarks; (c) proprietary rights in internet domain names and IP addresses; (d) trade secret rights; (e) patents, industrial design and other industrial property rights; (f) rights in or relating to any and all registrations, issuances, provisionals,
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reissuances, continuations, continuations-in-part, revisions, substitutions, reexaminations, renewals, extensions, combinations, divisions, and reissues of, and applications for, any of the foregoing rights; and (g) rights to prosecute, sue, enforce, or recover or retain damages, costs, or attorneys’ fees with respect to the past, present and future infringement, misappropriation, dilution, unauthorized use or disclosure, or other violation of any of the foregoing.
“International Registry” means the International Registry of Mobile Assets located in Dublin, Ireland and established pursuant to the Cape Town Convention, along with any successor registry thereto.
“IRS” means the U.S. Internal Revenue Service.
“IT Systems” means any and all information, payment and communications technologies owned and controlled by the Selling Entities and used in the operation of the Purchased Assets, including all computers, hardware, software (whether in object or source code form), databases, servers, workstations, routers, hubs, switches, data communication lines, networks and all other information technology systems, included therein.
“Knowledge” means, as to a particular matter, the actual knowledge, after due inquiry, of (a) with respect to the Buyer, Zachary Krevor, and (b) with respect to any Selling Entity, Dan Hart.
“Law” means any federal, state, local, municipal or foreign law, statute, legislation, common law, rule, regulation, ruling, directive or other similar requirement having the effect of law issued, enacted, adopted, promulgated, implemented or otherwise put into effect by any Governmental Authority.
“Liability” means any indebtedness, obligation, lien, loss, damage, claim, fine, penalty, judgment, duty, responsibility, expense (including reasonable attorneys’ fees and reasonable costs of investigation and defense) or liability of any nature, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, direct or indirect, fixed, absolute or contingent, matured or unmatured, ascertained or ascertainable, disputed or undisputed, secured or unsecured, joint or several, vested or unvested, due or to become due, executory, determined or determinable, whether in contract, tort, strict liability, or otherwise.
“Material Adverse Effect” means: (1) any matter, event, change, condition, circumstance, development, occurrence or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Purchased Assets and the Assumed Liabilities, taken as a whole; provided, however, that none of the following events, changes, conditions, circumstances, developments, occurrences or effects shall be taken into account, individually or in the aggregate, in determining whether a “Material Adverse Effect” has occurred: (a) the announcement of the signing of this Agreement or the filing of the Petitions (including any action or inaction by the customers, suppliers, landlords, Employees, consultants of the Selling Entities and their respective Affiliates as a result thereof) or compliance with any obligation (including any obligation to not take action) expressly required by this Agreement; (b) (i) the commencement or pendency of the Bankruptcy Cases, (ii) any objections in the Bankruptcy Court to (A) this Agreement or any of the Transactions contemplated thereby, (B) the Sale Order or the reorganization of the Selling Entities and their Affiliates or (C) the Bidding Procedures Motion or the Bidding Procedures Order, or (iii) any Order of the Bankruptcy Court or any actions or omissions of the Selling Entities in compliance therewith; (c) the negotiation, announcement or pendency of this Agreement or the Transactions, the identity, nature or ownership of the Buyer or the Buyer’s plans with respect to the Purchased Assets and the Assumed Liabilities, including the impact thereof on the relationships, contractual or otherwise, of the business of the Selling Entities with Employees, customers, lessors, suppliers, distributors, vendors or other commercial partners or litigation arising from or relating to this Agreement or the Transactions; (d) (i) actions or omissions taken or not taken by or on behalf of the Selling Entities or any of their respective Affiliates at the express written request of the Buyer or its Affiliates or (ii) the failure to take any action if such action is expressly prohibited by this Agreement; (e) failure of any Selling Entity to meet any internal or published projections, forecasts, estimates, performance metrics, operating statistics or predictions (it being understood that the foregoing shall not preclude any assertion that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); (f) changes in applicable Law or GAAP or other generally accepted accounting principles applicable to the Selling Entities, or in the interpretation, directives or enforcement of any of the foregoing, or any changes or prospective changes in general legal, regulatory or political conditions; (g) changes in general economic conditions, currency exchange rates or United States or international debt or equity markets; (h) events or conditions generally affecting the industry or markets in which the Selling Entities operate the Purchased Assets; (i) national or international political or social conditions (including tariffs, riots or protests) or any national or international hostilities, acts of terror or acts of war (whether or not declared), or any escalation or worsening of any such conditions, hostilities, acts of terror or acts of war (whether or not declared); and (j) any pandemic or epidemic (including COVID-19 or any variation thereof), including outbreaks or additional waves of outbreaks and any escalation or worsening thereof, of any contagious diseases and any direct or indirect consequence thereof; or (2) a Casualty Loss that would result in a Casualty Cost in an amount in excess of 30% or more of the Base Purchase Price.
“Next-Highest Bidder End Date” has the meaning given to such term in Section 7.10(f).
“Order” means any order, writ, judgment, injunction, decree, rule, ruling, directive, determination or other award made, issued, entered or rendered by or with any Governmental Authority, whether preliminary, interlocutory or final, including any order entered by the Bankruptcy Court in the Bankruptcy Cases (including the Sale Order and the Stalking Horse Approval Order).
“Ordinary Course of Business” means, with respect to the Purchased Assets, the ordinary and usual course of day-to-day maintenance and care of the Purchased Assets (including any and all manufacturer scheduled maintenance (other than as set forth on Section 5.12 of the Company Disclosure Schedule)) through the date hereof, consistent with past practice, which, for the avoidance of doubt, shall include the ordinary parking, storage, upkeep, maintenance and cleaning of the Aircraft.
“Outside Date” has the meaning given to such term in Section 9.1(g).
“Party” or “Parties” has the meaning given to such term in the Preamble hereto.
“Permits” has the meaning given to such term in Section 5.5.
“Permitted Encumbrances” means: (a) liens for Taxes, special assessments or other governmental charges not yet delinquent, (b) statutory liens and rights of set-off of carriers, warehousemen, mechanics, repairmen, workmen, customs brokers or agencies, suppliers and materialmen, and other Encumbrances imposed by Law, in each case for amounts not yet delinquent, (c) licenses of or other grants of rights to use Intellectual Property, (d) Encumbrances arising from applicable Laws of general application which do not interfere with the current operation of the Purchased Assets in any material respect, (e) Encumbrances granted by the Buyer to any lender, investor or other financing source at the Closing in connection with any financing for or obtained by the Buyer with respect to the Transactions, (f) other Encumbrances arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money, and (g) the Encumbrances disclosed on Section 1.1(a) of the Seller Disclosure Schedule; provided that in each case such Permitted Encumbrance shall not give rise to any Liabilities, Claims, obligations or other amounts having to be paid or satisfied by the Buyer for acts or omissions or facts, events or circumstances that arose prior to the Closing Date or the Debtors’ failure to pay or satisfy any pre or postpetition Claims against the Debtors or their estates.
“Person” means any individual, corporation, partnership, limited partnership, limited liability company, syndicate, group, trust, association or other organization or entity or Governmental Authority. References to any Person include such Person’s successors and permitted assigns.
“Personal Information” means any information that is considered “personally identifiable information,” “personal information,” “personal data,” or any similar term by any applicable Privacy Laws.
“Petition” means the voluntary petition under Chapter 11 of the Bankruptcy Code filed by the Selling Entities with the Bankruptcy Court.
“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.
“Pre-Closing Tax Period” means any taxable period ending on or prior to the Closing Date and the portion of any Straddle Period ending at the end of the Closing Date.
“Pre-Closing Inspection” means a “pre-buy inspection” of the Aircraft in a substantially similar form and scope as the inspection conducted by Buyer on or around May 3, 2023 (including, but not limited to, “pulling panels” of the Aircraft) to be conducted by Buyer and its Representatives on or immediately prior to the Closing Date.
“Privacy Laws” means any applicable Laws relating to the processing of Personal Information, data security, data breach notification, and the cross-border transfer of Personal Information.
“Proceeding” has the meaning given to such term in Section 5.4.
“Purchased IP” has the meaning given to such term in Section 2.1(h).
“Purchase Price” has the meaning given to such term in Section 3.1(a).
“Purchase Price Adjustment” means those certain adjustments to the Base Purchase Price as set forth in Section 3.3.
“Purchase Price Adjustment Amount” is equal to the net amount (which may be positive or negative or zero) resulting from: (a) reductions (expressed as a negative number) to the value of the Purchased Assets as of the Closing which result from (i) material title defects with respect to the Purchased Assets; and (ii) any Casualty Cost; and (b) increases (expressed as a positive number) or reductions (expressed as a negative number) in the value of the Purchased Assets as a result of any assets being removed or added to Section 2.2 of the Seller Disclosure Schedule as mutually agreed to by the Buyer and the Selling Entities.
“Purchase Price Adjustment Notice” has the meaning given to such term in Section 3.3.

“Purchased Assets” has the meaning given to such term in Section 2.1.
“Regulatory Laws” means all federal, state, local or foreign law which would prohibit consummation of the Closing, absent a filing, Consent, authorization or approval thereunder.
“Reimbursable Expenses” has the meaning given to such term in Section 9.2(b).
“Release” means disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, dumping, emitting, escaping or emptying into or upon the indoor or outdoor environment, including any soil, sediment, subsurface strata, surface water, drinking water, ground water, ambient air, the atmosphere or any other media.
“Representatives” means, with respect to a particular Person, any director, officer, employee or other authorized representative of such Person or its Subsidiaries, including such Person’s attorneys, accountants, financial advisors and restructuring advisors.
“Required Permits” has the meaning given to such term in Section 5.5.
“Sale Hearing” means the hearing at which the Bankruptcy Court considers entry of the Sale Order.
“Sale Order” means an Order of the Bankruptcy Court, which shall be in form and substance acceptable to the Seller and Buyer, which shall, among other things, (a) approve, pursuant to sections 105, 363 and 365 of the Bankruptcy Code, (i) the execution, delivery and performance by the Selling Entities of this Agreement, (ii) the sale of the Purchased Assets to the Buyer on the terms set forth herein and free and clear of all Claims, Liabilities, Encumbrances and any other obligations arising prior to the Closing, including without limitation any pre- and post-petition liens of any of the Selling Entities’ debtholders, including adequate protection liens granted under the DIP Order, any mechanic’s, or other statutory liens whether or not such liens have been filed or perfected; and (iii) the performance by the Selling Entities of their respective obligations under this Agreement, (b) authorize each of the Selling Entities and the Buyer to execute and file termination statements, instruments of satisfaction, releases and similar documents with respect to all Encumbrances that any Person has with respect to the Purchased Assets, (c) order that the Buyer is receiving good and marketable title to all of the Purchased Assets free and clear of all Claims, Liabilities, Encumbrances and any other obligations arising prior to the Closing, (d) approve Buyer as a “good faith” purchaser under section 363(m) of the Bankruptcy Code and (e) approve the releases set forth herein and therein.
“Scheduled Flight Parameters” means those certain flight parameters set forth in Section 7.1(c)(v) of the Seller Disclosure Letter.
“Scheduled Permitted Flights” means those certain flights set forth in Section 7.1(c)(vi) of the Seller Disclosure Schedule.
“Scheduled Purchased Assets” has the meaning given to such term in Section 2.1.
“Seller” has the meaning given to such term in the Preamble hereto.
“Seller Cure Period” has the meaning given to such term in Section 9.1(e)(ii).
“Seller Disclosure Schedule” has the meaning given to such term in the Preamble to Article V.

“Seller Fundamental Representations” has the meaning given to such term in Section 8.2(c).
“Seller IP” means all Intellectual Property (including the goodwill of the Selling Entities) owned by the Selling Entities.
“Seller Related Party” means, collectively, the Selling Entities, their respective Affiliates, and their respective directors, officers, managers, Employees, owners, equity holders, partners, limited partners, agents, advisors and Representatives.
“Selling Entities” has the meaning given to such term in the Preamble hereto.
“Specified Asserted Liens” means, collectively, (i) the purported lien(s) asserted by (A) BAR Aviation, Inc. in its Notice of Perfection, Maintenance, and Continued Perfection of Aircraft Lien Rights by BAR Aviation, Inc. Pursuant to 11 U.S.C. § 546(b)(2), ECF No. 214, filed on May 4, 2023 (or any amendments or supplements thereto) or (B) ACA International LLC as set forth in the ACA International LLC’s Limited Objection And Reservation of Rights to the Debtors’ Proposed Sale of Assets, ECF No. 265, filed on May 15, 2023 (or any amendments or supplements thereto), including any financing statements filed by ACA International LLC related to any of the Purchased Assets, and (ii) any other purported liens asserted in the Bankruptcy Cases.
“Stalking Horse Approval Order” means the Order approving the designation of Buyer as the Stalking Horse Bidder (defined in the Bidding Procedures Order) with respect to the Purchased Assets, which shall be in form and substance acceptable to Buyer and shall, among other things, (a) approve this Agreement as the Stalking Horse APA (as defined in the Bidding Procedures Order) with respect to the Purchased Assets and (b) approve the Break-Up Fee and Expense Reimbursement as allowed superpriority administrative expense claims against the Selling Entities’ estates pursuant to sections 105(a), 503(b), and 507(a)(2) of the Bankruptcy Code, with priority over any and all other administrative expenses of the kind specified in sections 503(b) and 507 of the Bankruptcy Code and shall be senior to all other superpriority administrative expenses in the Bankruptcy Cases, including all claims arising under the DIP Order other than the Carve Out (as defined in the DIP Order).
“Stalking Horse Objection” has the meaning given to such term by the Bidding Procedures Order.
“Stalking Horse Supplement” has the meaning given to such term by the Bidding Procedures Order.
“Straddle Period” means any taxable period that includes, but does not end on, the Closing Date.
“Subsidiary” means, with respect to any Person, (a) any corporation or similar entity of which at least 50% of the securities or interests having, by their terms, ordinary voting power to elect members of the board of directors, or other persons performing similar functions with respect to such corporation or similar entity, is held, directly or indirectly by such Person and (b) any partnership, limited liability company or similar entity of which (i) such Person is a general partner or managing member or has the power to direct the policies, management or affairs or (ii) such Person possesses a 50% or greater interest in the total capitalization or total income of such partnership, limited liability company or similar entity.
“Successful Bid” has the meaning given to such term by the Bidding Procedures Order.

“Successful Bidder” has the meaning given to such term in the Bidding Procedures Order.
“Tax” means all U.S. federal, state, local or non-U.S. tax of any kind whatsoever, including income, gross receipts, capital gains, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, alternative or add-on minimum, estimated, or similar taxes imposed by any Governmental Authority (to the extent the foregoing are taxes or in the nature of a tax), and including any interest, penalty, or addition thereto.
“Tax Return” means any return, claim for refund, declaration, report, statement, information return or other similar document (including any related or supporting information, amendments, schedule or supplements of any of the foregoing) filed or required to be filed with any Governmental Authority with respect to Taxes and including any extension requests with respect to any of the foregoing.
“Trademarks” means any and all trade names, corporate names, logos, slogans, trade dress, trademarks, service marks, and other source or business identifiers and general intangibles of a like nature, and trademark and service mark registrations and applications therefor and all goodwill associated with the foregoing, whether protected, created, or arising under the Laws of the United States (including common law) or any other jurisdiction or under any international convention.
“Transaction Documents” means this Agreement, the Bill of Sale, the FAA Bill of Sale, the Warranty Bill of Sale, the Escrow Agreement, the Bid Consent & Waiver, the Sale Order and any other Contract to be entered into by the Parties in connection with the Transactions.
“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents, including the purchase and sale of the Purchased Assets in exchange for the Purchase Price and the assumption of the Assumed Liabilities.
“Transfer Tax Amount” means the amount of Transfer Taxes payable as a result of the consummation of the Transactions, as determined by the Buyer in good faith, which shall not exceed $750,000.
“Transfer Taxes” has the meaning given to such term in Section 7.8(a).
“U.S. Citizen Trustee” means Bank of Utah, a Utah corporation, not in its individual capacity, but solely as owner trustee under that certain Trust Agreement to be entered between Bank of Utah and Buyer.
“Warranty Bill of Sale” means a Warranty Bill of Sale with respect to the Aircraft, substantially in the form of Exhibit A.
Section 1.2Construction. The terms “hereby,” “hereto,” “hereunder” and any similar terms as used in this Agreement refer to this Agreement in its entirety and not only to the particular portion of this Agreement where the term is used. The terms “including,” “includes” or similar terms when used herein shall mean “including, without limitation”, and will not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. The word “or” when used in this Agreement is not meant to be exclusive unless expressly indicated otherwise. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, if applicable, and such phrase does not mean simply “if”. The word “will” shall be construed to have the same meaning as the word

“shall”. Any reference to “days” means calendar days unless Business Days are expressly specified. The meaning of defined terms shall be equally applicable to the singular and plural forms of the defined terms, and the masculine gender shall include the feminine and neuter genders, and vice versa, as the context shall require. Any reference to any federal, state, provincial, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Unless otherwise indicated, references to (a) Articles, Sections, Schedules and Exhibits refer to Articles, Sections, Schedules and Exhibits of and to this Agreement, (b) references to $ (dollars) are to United States Dollars and (c) a Contract means such Contract as amended from time to time. All accounting terms used in this Agreement and not otherwise defined herein have the meanings assigned to them under GAAP. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded. If the last day of such period is a day other than a Business Day, the period in question will end on the next succeeding Business Day. All references to dates and times herein, except as otherwise specifically noted, shall refer to New York City time.
Article II
PURCHASE AND SALE
SECTION 2.1        Purchase and Sale of Assets. Pursuant to sections 105, 363 and 365 of the Bankruptcy Code and on the terms and subject to the satisfaction of the conditions contained in this Agreement, at the Closing, the Selling Entities shall sell, assign, convey, transfer and deliver to the Buyer, and the Buyer shall purchase and acquire from the Selling Entities, all of the Selling Entities’ right, title and interest, free and clear of all Claims, Liabilities, Encumbrances and any other obligations arising prior to the Closing (other than the Assumed Liabilities), in and to the specified assets of the Selling Entities set forth on Section 2.1 of the Seller Disclosure Schedule (collectively, the “Scheduled Purchased Assets”), together with all of the Selling Entities’ right, title and interest in and to the following (the following items, together with the Scheduled Purchased Assets, collectively, the “Purchased Assets”):
(a)all appliances, components, parts, avionics, instruments, appurtenances, accessories, furnishings or other equipment of whatever nature incorporated or installed in or attached to the Airframe or any Engines, and all items of machinery, equipment (including group support equipment, spare parts, development tools, testing equipment and factory test equipment), tools, supplies, fixtures and other tangible personal property and fixed assets of every kind relating to the Aircraft (wherever located and whether or not carried on the books and records of any of the Selling Entities and their respective Affiliates) that are owned by the Selling Entities as of the Closing, together with any related express or implied warranty by the manufacturers, sellers or lessors of any item or component part thereof;
(b)all Aircraft Documents;
(c)all goodwill associated with, or relating to, the Scheduled Purchased Assets;
(d)all of the rights and benefits accruing under all Permits and all Permits in the Seller’s possession as of the Closing Date for operation of the Purchased Assets, to the fullest extent such Permits are transferable under applicable Law;
(e)all rights of indemnity, warranty rights, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery, including rights to insurance proceeds and rights to assert claims with respect to any insurance recoveries possessed by the

Selling Entities as of the Closing (regardless of whether such rights are currently exercisable) to the extent arising prior to the Closing in each case, to the extent related to the Purchased Assets.
(f)all preference or avoidance claims and actions of the Selling Entities (including any such claims and actions arising under sections 544, 547, 548, 549, and 550 of the Bankruptcy Code), solely to the extent related to the Purchased Assets; for the avoidance of doubt, the Purchased Assets shall not include any Claims, including, without limitation, all claims or causes of action arising under sections 544, 547, 548, 549, and 550 of the Bankruptcy Code, against any Representatives of the Selling Entities, any “insiders” (as that term is defined under section 101(31) of the Bankruptcy Code) of the Debtors, or the Selling Entities’ non-debtor Affiliates, Subsidiaries or Representatives of any of the foregoing;
(g)all claims for refunds of Taxes that constitute Assumed Liabilities; and
(h)all Seller IP (excluding any Intellectual Property for which no tangible embodiments exist or which is solely embodied or possessed in the knowledge or know-how of an employee) primarily related to the use and operations of the Schedule Purchased Assets (excluding any Seller IP that relates to the mating of the LauncherOne rocket to the Aircraft or the operation and launch of the LauncherOne rocket from the Aircraft) (the “Purchased IP”) together with (i) the right to sue and recover damages and payments for past, present, and future infringement, misappropriation, violation, or conflict of or any of the foregoing and all rights to protection of interests therein, (ii) all income, royalties and payments receivable with respect to any of the foregoing and (iii) all tangible embodiments of the Purchased IP, including software, works of authorship, training materials, documentation, websites, website content, and technology.
SECTION 2.2        Excluded Assets. Notwithstanding any provision herein to the contrary, the “Excluded Assets” shall mean any of the assets of the Selling Entities other than the Purchased Assets, including, for the avoidance of doubt, all Tax refunds, overpayments, credits or other attributes with respect to Taxes that are Excluded Liabilities and all Intellectual Property other than the Purchased IP, including the Intellectual Property set forth in Section 2.2 of the Seller Disclosure Schedule.
SECTION 2.3        Assumed Liabilities. Subject to the terms and conditions of this Agreement, effective as of the Closing, the Buyer shall assume and agree to pay, perform and discharge when due in accordance with their respective terms the Assumed Liabilities. For purposes of this Agreement, “Assumed Liabilities” means, without duplication, only the following Liabilities (to the extent not paid prior to the Closing):
(a)all Liabilities (other than Taxes) arising from and after the Closing or relating to events, facts and circumstances first existing after the Closing to the extent relating exclusively to the Purchased Assets (including any such accounts payable or other such amounts payable); and
(b)any Liability for (i) ad valorem and property Taxes with respect to the Purchased Assets for any Post-Closing Tax Period (as determined in accordance with Section 7.8(b)), and (ii) any Liability related to any Transfer Taxes.
SECTION 2.4        Excluded Liabilities. Notwithstanding any provision herein to the contrary, the “Excluded Liabilities” shall mean any of the Liabilities of the Selling Entities other than the Assumed Liabilities. For the avoidance of doubt, Excluded Liabilities shall include any Transfer

Taxes and any mechanics liens or other secured claims filed in the Bankruptcy Cases which assert liens over the Purchased Assets.
SECTION 2.5        Consents to Certain Assignments. To the extent that the Buyer has not obtained all of the Permits included in the Purchased Assets that are necessary for the Buyer to take title to all of the Purchased Assets at the Closing and to operate all aspects of the Purchased Assets, the Selling Entities shall, to the extent permitted by applicable Laws, use commercially reasonable efforts to maintain after the Closing such Permits that the Buyer reasonably requests, at the Buyer’s sole expense, until the earlier of the time the Buyer has obtained such Permits and six (6) months following the Closing (or the remaining term of any such Permit or the closing of the Bankruptcy Cases, if shorter).
SECTION 2.6        Wrong Pockets.
(a)During the six (6) month period following the Closing, if either the Buyer or any Selling Entity becomes aware that any right, property or asset forming part of the Purchased Assets has not been transferred to the Buyer or that any right, property or asset forming part of the Excluded Assets has been transferred to the Buyer, such Party shall promptly notify the other Party and the Parties shall, as soon as reasonably practicable thereafter, use commercially reasonable efforts to cause such right, property or asset (and any related Liability) to be transferred at the expense of the Party that is seeking the assets to be transferred to it and with any necessary prior consent, to (i) the Buyer, in the case of any right, property or asset forming part of the Purchased Assets which was not transferred to the Buyer at or in connection with the Closing, or (ii) the applicable Selling Entity, in the case of any right, property or asset not forming part of the Excluded Assets which was transferred to the Buyer at the Closing.
(b)From and after the Closing, if either the Buyer or any Selling Entity or any of their respective Affiliates receives any (i) funds or property that is, in the reasonable determination of the receiving Party, intended for or otherwise the property of the other Party pursuant to the terms of this Agreement or any other Transaction Document, the receiving Party shall promptly use commercially reasonable efforts to (A) notify and (B) forward such funds or property to, the other Party (and, for the avoidance of doubt, the Parties acknowledge and agree that there is no right of offset with respect to such funds or property, whether in connection with a dispute under this Agreement or any other Transaction Document or otherwise) or (ii) mail, courier package, facsimile transmission, purchase order, invoice, service request or other document that is, in the reasonable determination of the receiving Party, intended for or otherwise the property of the other Party pursuant to the terms of this Agreement or any other Transaction Document, the receiving Party shall promptly use commercially reasonable efforts to (A) notify and (B) forward such document or property to, the other Party.
Article III
PURCHASE PRICE; DEPOSIT
SECTION 3.1        Purchase Price.
(a)The consideration for the sale and transfer of the Purchased Assets from the Selling Entities to the Buyer shall be: (i) an amount in cash equal to the Cash Purchase Price plus the Deposit and (ii) the assumption of the Assumed Liabilities hereunder (collectively, the “Purchase Price”).
(b)On the Closing Date, the Buyer shall pay or cause to be paid to the Seller or its designee(s), by wire transfer of immediately available funds to an account or series of accounts designated by the Seller prior to the Closing, an amount or amounts in cash equal, in the aggregate, to the Cash Purchase Price.

SECTION 3.2        Deposit Escrow.
(a)The Selling Entities agree that notwithstanding anything to the contrary in the Bidding Procedures Order or that certain escrow agreement attached as Exhibit B (the “Escrow Agreement”), dated May 5, 2023, between the Seller and the other Debtors and Kroll Restructuring Administration LLC (the “Escrow Agent”), the terms of this Section 3.2 shall supersede the terms of the Bidding Procedures Order and the Escrow Agreement and govern the disbursement terms of the Deposit. The Selling Entities shall comply with the terms hereof in all respects and shall cause the Escrow Agent to disburse the Deposit in accordance with the terms hereof.
(b)Concurrently with the execution of this Agreement, the Buyer shall (i) deposit immediately into escrow with the Escrow Agent an amount equal to $1,700,000.00, and (ii) deposit any additional amounts required to be deposited following the Auction pursuant to the terms of the Bidding Procedures Order (the amounts so deposited pursuant to the foregoing clauses (i) and (ii), together the “Deposit”) by wire transfer of immediately available funds pursuant to the terms of this Agreement and the Escrow Agreement. The Deposit shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any of the Parties provided, that the Seller’s right to receive the Deposit in accordance with the terms of this Agreement shall be subject to the liens securing the DIP Obligations. The Deposit shall become payable to the Seller upon the earlier of (i) the Closing or (ii) the termination of this Agreement by the Seller pursuant to Section 9.1(d) or Section 9.1(h), (such termination described in the foregoing clauses, a “Buyer Default Termination”). If the Closing occurs the Deposit shall be delivered to an account designated by the Seller by wire transfer of immediately available funds as payment of a portion of the Purchase Price. If the Deposit becomes payable to the Seller by reason of a Buyer Default Termination, then either (A) the Seller and the Buyer shall jointly instruct the Escrow Agent to disburse or (B) the Seller or the Buyer shall deliver to the Escrow Agent a final and non-appealable written Order from a court of competent jurisdiction directing the Escrow Agent to disburse the Deposit to the Seller, in each case in accordance with the Escrow Agreement, and the Escrow Agent shall, within two (2) Business Days after receiving such joint written instruction or Order, as the case may be, disburse the Deposit to an account designated by the Seller by wire transfer of immediately available funds to the account designated in writing by the Seller to be retained by the Seller for its own account. If this Agreement or the Transactions are terminated other than for a termination which constitutes a Buyer Default Termination, the Seller and the Buyer shall jointly instruct the Escrow Agent to, and the Escrow Agent shall, within two (2) Business Days after such instruction, return to the Buyer the Deposit by wire transfer of immediately available funds to the account designated in writing. To the extent that all amounts due in respect of the Deposit pursuant to a Buyer Default Termination under this Section 3.2 have been paid to Seller, Seller shall not have any additional recourse against Buyer or its Affiliates for any Liabilities relating to or arising from this Agreement (other than in instances of Fraud). Claims for damages hereunder made by any Selling Entity shall be capped, in the aggregate, to the amount of the Deposit (other than damages arising from Fraud). Further, in connection with the payment of all amounts due in respect of the Deposit pursuant to a Buyer Default Termination under this Section 3.2, Seller shall execute and deliver to Buyer a general release of Buyer and its Affiliates, which shall fully discharge and release the others from any further Liability in respect of this Agreement and the Transactions. The Escrow Agent’s escrow fees and charges shall be paid by the Seller.
SECTION 3.3        Purchase Price Adjustment. The Selling Entities shall promptly notify Buyer in writing of any Casualty Loss or title defect that may give rise to a potential Purchase Price Adjustment Amount. Upon receipt of such notice, or promptly after any other discovery of a Casualty Loss or title defect that would give rise to a Purchase Price Adjustment, Buyer shall reasonably determine in good faith any Purchase Price Adjustment Amount, and give written notice thereof to the Selling Entities, together with a reasonably detailed explanation of the method of determining the

Purchase Price Adjustment Amount (the “Purchase Price Adjustment Notice”). Buyer shall deliver such Purchase Price Adjustment Notice promptly; provided that if such Purchase Price Adjustment Notice cannot be delivered prior to the scheduled Closing Date, the Closing Date shall be rescheduled to the fifth (5th) Business Day following delivery of the Purchase Price Adjustment Notice. If the Selling Entities object to the Purchase Price Adjustment Notice, the Parties shall negotiate in good faith to reach a mutual agreement regarding the Purchase Price Adjustment Amount. If no such agreement is reached before the rescheduled Closing Date and the Purchase Price Adjustment Amount set forth in the Purchase Price Adjustment Notice is less than 30% of the Base Purchase Price, or if the Buyer otherwise elects to proceed with the Closing, the Parties shall proceed with the Closing (subject to satisfaction or waiver of the conditions set forth in Article VIII), subject to the Selling Entities right to receive from Buyer payment in an amount equal to the positive difference, if any, between the Purchase Price Adjustment Amount and the amount determined by a third-party aircraft valuation expert to reasonably reflect the loss in value of the Purchased Assets to Buyer attributable to the Casualty Loss, title defect, or consent requirement identified by the Buyer in the Purchase Price Adjustment Notice. Such valuation expert shall be chosen by the mutual agreement of the Parties, or if such agreement cannot be reached within thirty (30) days after the Closing, in accordance with the Rules for Expertise enacted by the International Chamber of Commerce.
Article IV
THE CLOSING
SECTION 4.1        Time and Place of the Closing. Upon the terms and subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions contained in Article VIII of this Agreement, the closing of the sale of the Purchased Assets and the assumption of the Assumed Liabilities contemplated by this Agreement (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 1271 Avenue of the Americas, New York, NY 10020, at 1:00 p.m. (eastern time) as promptly as practicable, and, subject to Section 3.3, at no time later than the third (3rd) Business Day following the date on which the conditions set forth in Article VIII have been satisfied or, to the extent permitted by applicable Law, waived by the applicable Party in writing (other than conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted, waiver of such conditions at or prior to the Closing), or at such other place and time as the Buyer and the Seller may mutually agree. The date on which the Closing actually occurs is herein referred to as the “Closing Date.”
SECTION 4.2        Deliveries by the Seller. At or prior to the Closing, the Seller shall deliver or cause to be delivered the following to the Buyer:
(a)the Purchased Assets;
(b)the Bill of Sale, duly executed by the Selling Entities;
(c)the FAA Bill of Sale, duly executed by the applicable Selling Entity;
(d)the Warranty Bill of Sale, duly executed by the applicable Selling Entity;
(e)a joint instruction letter instructing the Escrow Agent to disburse the Deposit to the Seller, executed by Seller;
(f)a certified copy of the Sale Order as entered by the Bankruptcy Court;
(g)the certificate contemplated by Section 8.2(d);

(h)certified copies of the resolutions duly adopted by the Selling Entities’ board of directors (or similar governing body) authorizing the execution, delivery and performance of this Agreement and each of the Transactions;
(i)a properly completed and duly executed IRS Form W-9 from each Selling Entity (or, if applicable, its regarded owner for U.S. federal income tax purposes) certifying that it is exempt from backup withholding; and
(j)all other instruments of conveyance and transfer, in form and substance reasonably acceptable to Buyer, as may be necessary to convey the Purchased Assets to Buyer.
SECTION 4.3        Deliveries by the Buyer. At or prior to the Closing, the Buyer shall deliver or cause to be delivered the following to the Seller:
(a)the Cash Purchase Price, payable in accordance with Section 3.1(b);
(b)a joint instruction letter instructing the Escrow Agent to disburse the Deposit to the Seller, executed by Buyer;
(c)the Bill of Sale, duly executed by the Buyer;
(d)copies of the meeting minutes evidencing duly adopted resolutions by the Buyer’s board of directors (or similar governing body) authorizing the execution, delivery and performance of this Agreement and each of the Transactions; and
(e)the certificate contemplated by Section 8.3(c).
Article V
REPRESENTATIONS AND WARRANTIES OF THE SELLING ENTITIES
Except (a) as set forth in the corresponding section of the disclosure schedule delivered by the Seller to the Buyer (the “Seller Disclosure Schedule”) prior to the execution of this Agreement (with specific reference to the representations and warranties in this Article V to which the information in such schedule relates; provided, however, that, disclosure in the Seller Disclosure Schedule as to a specific representation or warranty shall qualify any other sections of this Article V to the extent (notwithstanding the absence of a specific cross reference) it is reasonably apparent from the face of such disclosure that such disclosure relates to such other sections), and (b) such exceptions that result from the filing and commencement of the Bankruptcy Cases, including the entry of the Sale Order and any other Orders of the Bankruptcy Court necessary to consummate the Transactions, each Selling Entity as of the date of this Agreement and as of the Closing Date hereby represents and warrants, jointly and severally, to the Buyer as follows:
SECTION 5.1        Organization, Standing and Corporate Power. Each Selling Entity is a corporation or other entity duly organized, validly existing and, to the extent applicable, in good standing (or its equivalent) under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate or other entity power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Prior to the commencement of the Bankruptcy Cases, each Selling Entity is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
SECTION 5.2        Authority; Execution and Delivery; Enforceability. Each of the Selling Entities has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform and comply with each of its obligations hereunder and thereunder and, upon entry and effectiveness of the Sale Order, in accordance with the terms hereof and thereof, will have all necessary corporate or similar authority to consummate the Transactions. The execution and delivery by the Selling Entities of this Agreement and the other Transaction Documents to which any Selling Entity is a party, the performance and compliance by the Selling Entities with each of their obligations herein and therein, and the consummation by it of the Transactions have been duly and validly authorized and approved by all necessary corporate or other action on the part of the Selling Entities, and no other corporate or other proceedings on the part of the Selling Entities and no other stockholder votes are necessary to authorize the execution of this Agreement or the other Transaction Documents, or the performance or consummation by the Selling Entities of the Transactions. Each Selling Entity has duly and validly executed and delivered this Agreement and will (as of the Closing) duly and validly execute and deliver the other Transaction Documents to which it is a party and, assuming the due authorization, execution and delivery by the Buyer of this Agreement and the other Transaction Documents to which it is party, and by the other parties to the Transaction Documents, this Agreement constitutes and the other Transaction Documents will constitute (as of the Closing) legal, valid and binding obligations of each Selling Entity, enforceable against such Selling Entity in accordance with its terms, subject in all cases to (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (b) general equitable principles, whether considered in a proceeding at law or in equity (such exceptions described in the foregoing clauses (a) and (b), collectively, the “Enforceability Exceptions”).
SECTION 5.3        No Conflicts.
(a)The authorization, execution and delivery of this Agreement and the other Transaction Documents does not and will not, and the performance by the Selling Entities of this Agreement and the other Transaction Documents will not, except to the extent excused by or unenforceable as a result of the filing of the Bankruptcy Cases and except for the entry and effectiveness of the Sale Order, with or without notice, lapse of time or both, (i) conflict with or violate any provision of any Selling Entity’s organizational or governing documents, (ii) assuming that all Consents, approvals, authorizations and Permits described in Section 5.5 have been obtained and all filings and notifications described in Section 5.5 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law, Permit or Order applicable to any Selling Entity or by which any property or asset of any Selling Entity is bound or affected, or (iii) except as set forth in Section 5.5 of the Seller Disclosure Schedule, require any Consent or approval under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Encumbrance (other than a Permitted Encumbrance), in each case on or with respect to any Purchased Assets pursuant to or under, any material Contract or material Permit to which any Selling Entity is party, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)The execution and delivery by the Selling Entities of this Agreement and the other Transaction Documents does not and will not, and the consummation by the Selling Entities of the Transactions and compliance by the Selling Entities with any of the terms or provisions hereof will not, require any Consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) compliance with any applicable requirements under the Regulatory Laws, (ii) the entry of the Sale Order by the Bankruptcy Court and (iii) such other Consents where the failure to obtain such Consents would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.
SECTION 5.4        Legal Proceedings and Orders. Except as has not had, or would not reasonably be expected to have, a Material Adverse Effect, or except as described in Section 5.4 of the Seller Disclosure Schedule, other than in connection with the Bankruptcy Cases, there is no pending or, to the Knowledge of the Seller, threatened action, suit, arbitration, product recall, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding or any informal proceeding) or investigation pending or being heard by or before any Governmental Authority, arbitrator, arbitration panel or any other Person (each a “Proceeding”) against or affecting the Selling Entities or Purchased Assets, and as of the date hereof, no Person has commenced or, to the Knowledge of the Seller, threatened in writing to commence any Proceeding that (a) relates to and would reasonably be expected to materially and adversely affect any of the Purchased Assets or title thereto or (b) would reasonably be expected to have the effect of preventing, materially delaying, making illegal or otherwise materially interfering with any of the transactions contemplated by this Agreement. To the Knowledge of the Seller, except as described in Section 5.4 of the Seller Disclosure Schedule, there is no material Order to which any of the Selling Entities or Purchased Assets is subject, except as has not had, or would not reasonably be expected to result in, a Material Adverse Effect; provided that, to the Knowledge of Seller, there is no matter, event, change condition, circumstance, development, occurrence or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect the ability of Seller to consummate the transactions contemplated by this Agreement or perform their obligations under this Agreement or the Transaction Documents.
SECTION 5.5        Permits. Other than in connection with or as a result of the Bankruptcy Cases, each of the Selling Entities, has all material federal, state, provincial, local and foreign governmental licenses, franchises, identification numbers, permits, certificates, registrations (including, but not limited to, current and valid registration of the Aircraft with the FAA), Consents, certificates, rights, agreements, approvals, orders, exemptions, billing, qualifications and authorizations (“Permits”) necessary for the ownership and use of the Purchased Assets (including, but not limited to, those required under any applicable Environmental Law) (the “Required Permits”), as presently used, and each of the Permits is valid, subsisting and in full force and effect, except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
SECTION 5.6        Compliance with Law. Each of the Selling Entities and its respective Subsidiaries is in compliance and since January 1, 2021 has been in compliance with all Laws and Orders relating to the Purchased Assets (including the use thereof), except (a) for such past noncompliance as has been remedied and imposes no continuing current or future obligations or costs on such Selling Entity or such respective Subsidiary (as applicable) or (b) as has not had, or would not reasonably be expected to result in, a Material Adverse Effect. None of the Selling Entities nor any of its respective Subsidiaries has received any written citation, complaint, Order, or other communication since January 1, 2021 from a Governmental Authority that alleges that such Selling Entity or such respective Subsidiary is not in compliance with any Law or Order relating to the Purchased Assets, except where any non-compliance, individually or in the aggregate, has not had, or would not reasonably be expected to have, a Material Adverse Effect.
SECTION 5.7        Absence of Certain Developments. Since April 4, 2023 and as of the date of this Agreement, no matter, event, change, condition, circumstance, development, occurrence, effect or Casualty Loss has occurred that would result in a Material Adverse Effect.
SECTION 5.8        Intellectual Property; Information Technology.
(a)Section 5.8(a) of the Seller Disclosure Schedule sets forth, as of the date of this Agreement, a complete and accurate list of all material Seller IP that is, as of the date hereof, issued, registered, or subject to an application for registration and that is Purchased IP.
(b)To the Knowledge of the Seller, except as would not reasonably be expected to have a Material Adverse Effect, the Purchased IP includes all of the material Intellectual Property necessary and sufficient to enable the Buyer to utilize the Purchased Assets from and after Closing in substantially the same manner as currently conducted by the Seller and its Subsidiaries.
(c)To the Knowledge of the Seller, except as would not reasonably be expected to have a Material Adverse Effect, with respect to the Purchased Assets, neither of the Selling Entities nor any of its Subsidiaries is infringing, misappropriating, diluting, or otherwise violating any Intellectual Property rights of any Person. With respect to the Purchased IP, except as would not reasonably be expected to have a Material Adverse Effect, there is no Proceeding pending and none of the Selling Entities nor its Subsidiaries has received any written charge, complaint, claim, demand, or notice since January 1, 2021 (or earlier, if presently not fully resolved) alleging: either (i) any such infringement, misappropriation, dilution, or violation or (ii) challenging the use, validity, ownership, or enforceability of any Purchased IP.
(d)To the Knowledge of the Seller, except as would not reasonably be expected to have a Material Adverse Effect, no Person is infringing, misappropriating, diluting or otherwise violating any Purchased IP. Neither any Selling Entity nor any of its Subsidiaries has made or asserted any written charge, complaint, claim, demand or notice since January 1, 2021 alleging any such infringement, misappropriation, dilution, or violation.
(e)Except as would not reasonably be expected to have a Material Adverse Effect, to the Knowledge of the Seller, the IT Systems operate as required by the Selling Entities.
SECTION 5.9        Taxes.
(a)All material Tax Returns relating to the Purchased Assets that are required by applicable Law to be filed by or with respect to any Selling Entity have been timely filed (taking into account any validly obtained extension of time within which to file), and all such Tax Returns are true, complete, and accurate in all material respects;
(b)each of the Selling Entities has timely paid all material Taxes relating to the Purchased Assets due and owing by it;
(c)no deficiencies for material Taxes have been claimed, proposed or assessed by any Governmental Authority in writing against the Selling Entities or their respective Subsidiaries relating to the Purchased Assets except, in each case, for deficiencies which have been fully satisfied by payment, settled or withdrawn;

(d)there are no audits, examinations, investigations or other Proceedings ongoing or pending against or with respect to the Selling Entities or their respective Subsidiaries in respect of any material Taxes relating to the Purchased Assets, and no written notification has been received by the Selling Entities or any of their respective Subsidiaries that such an audit, examination, investigation or other Proceeding has been proposed;
(e)there are no Encumbrances for Taxes upon any of the Purchased Assets, except for Permitted Encumbrances; and
(f)there are no outstanding agreements or waivers extending the applicable statutory periods of limitation for Taxes associated with the Purchased Assets that will be binding upon the Buyer or the Purchased Assets after the Closing Date.
SECTION 5.10    Insurance. The Selling Entities (or their respective Subsidiaries) are insured with policies in such amounts and with such deductibles and covering such risks as such Selling Entities reasonably believe are generally deemed adequate and customary for the operation of the Purchased Assets. Except as set forth in Section 5.10 of the Seller Disclosure Schedule, all premiums due and payable under the applicable insurance policies of the Selling Entities and their respective Subsidiaries primarily relating to the Purchased Assets have been timely paid as of the date of this Agreement. No Selling Entity nor any of their respective Subsidiaries has been denied in writing any insurance coverage for which it has applied with respect to the Purchased Assets, except as would not have, or would not reasonably be expected to have, a Material Adverse Effect.
SECTION 5.11    Title to and Condition of Assets.
(a)The Selling Entities have good and valid title to the Purchased Assets, free and clear of all Encumbrances, except (i) to the extent that such Encumbrances will not be enforceable against the Purchased Assets following the Closing in accordance with the Sale Order, or (ii) as set forth in Section 5.11(a) of the Seller Disclosure Schedule. The Purchased Assets shall be delivered at Closing free and clear of all Claims, Liabilities, Encumbrances and any other obligations arising prior to the Closing.
(b)The Purchased Assets are in good operating condition and repair and are adequate for the uses to which they are being put, and none of such Purchased Assets is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.
SECTION 5.12    Condition of Aircraft. The Seller represents and warrants that the Aircraft is in the following condition:
(a)in an Airworthy condition with a current and valid Experimental Certificate of Airworthiness;
(b)all Aircraft Documents are in form and substance acceptable to the FAA, are original and complete, continuous and up-to-date, printed or published in English, and maintained in accordance with industry standards and the FAR, including, but not limited to, wiring diagrams and maintenance manuals;
(c)with all FAA Airworthiness Directives and Manufacturers’ Mandatory Service Bulletins and mandatory inspections (or equivalents) with a due date on or before Closing Date have been complied with, by terminating action, without deferment or extension;
(d)with all Aircraft systems, components and equipment fully operational within the operating guidelines, limits and tolerances established by the manufacturer thereof;

(e)current on a standard maintenance program and inspection schedule with no nonstandard recurring inspection intervals, waivers or dispositions, with no extensions or deferrals, with no outstanding engineering dispositions issued against the Aircraft and no technical variances;
(f)all systems and installed equipment fully operational and functioning properly in accordance with the respective manufacturers’ maintenance specifications under Part 91 of the FAR;
(g)current with all calendar and hourly inspections that are due through Closing Date completed with no deferrals;
(h)with certifications for all life-limited and time-controlled components; and in compliance with its type certificate, with no missing placards;
(i)equipped as specified in Section 2.1 of the Seller Disclosure Schedule;
(j)with no parts, systems or components on the Aircraft on temporary loan or exchange;
(k)with no “material corrosion” defined as corrosion to the Aircraft which is outside of manufacturer’s in-service limits;
(l)with no “material damage” defined as damage to the Aircraft that (a) requires the issuance of an FAA Form 337 or its non-FAA equivalent or (b) that would constitute a “major repair” as that term is defined in FAR Part 43, Appendix A; and
(m)with good and marketable title, free and clear of all liens and Encumbrances.
SECTION 5.13    Environmental Matters. Except as has not had, or would not reasonably be expected to result in a Material Adverse Effect, none of the Selling Entities or any of their respective Subsidiaries has received any written notification of any allegation of, and to the Knowledge of Seller, there are no facts, circumstances or conditions that could give rise to, actual or potential responsibility with respect to the Purchased Assets for any Release or threatened Release regarding any Hazardous Materials, or exposure of any Person to any Hazardous Materials, in the use of the Purchased Assets, and to the Knowledge of the Seller, none of the Selling Entities or any of their respective Subsidiaries is subject to any compliance obligations under, nor have the Selling Entities or any of their respective Subsidiaries failed to comply with, Environmental Laws related to the Purchased Assets.
SECTION 5.14    Brokers. Except for Ducera Partners LLC, none of the Selling Entities and their respective Subsidiaries have used any investment banker, broker, finder or similar agent in connection with the Transactions, and no Person is entitled to any investment banker, brokerage, financial advisory, finder’s or other similar fee or commission payable by any Selling Entity or their respective Subsidiaries in connection with the Transactions. The Selling Entities are solely responsible for the fees and expenses of Ducera Partners LLC.
SECTION 5.15    FAA Compliance. The Seller has complied in every respect with the financial responsibility requirements imposed by the Commercial Space Launch Act, 51 U.S.C. §§ 50901-50923, the Federal Aviation Administration regulations, 14 C.F.R. Part 440, and the Company FAA License Number: LRLO 21-123 (Rev1) (November 10, 2022) (“Company FAA License”), including (A) obtaining and maintaining valid third party liability insurance with the requisite parties as additional insureds, in an amount not less than that prescribed by the Company FAA License, and (B) executing the waivers of liability as required by the Commercial Space Launch Act and FAA

Regulations, including without limitation the Waiver of Claims and Assumption of Responsibility for Licensed Launch, Including Suborbital Launch, With More Than One Customer  in 14 C.F.R. Part 440, Appx. B, Part 1, Subpart B.  To the Seller’s Knowledge, there is no pending or threatened action by any party arising out or resulting from the Seller’s activities pursuant to the Company FAA License that may implicate the Aircraft.
Article VI
REPRESENTATIONS AND WARRANTIES OF BUYER
The Buyer hereby represents and warrants to the Selling Entities as of the date of this Agreement and as of the Closing Date as follows:
SECTION 6.1        Organization and Good Standing. The Buyer is a Delaware limited liability company duly organized, validly existing and, to the extent applicable, in good standing (or its equivalent) under the jurisdiction of its incorporation or organization and has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is being conducted on the date hereof. The Buyer is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except for those licenses or qualifications the absence of which would not prevent or materially delay the consummation of the Transactions.
SECTION 6.2        Authority Relative to this Agreement. The Buyer has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is party, to perform and comply with each of its obligations hereunder and thereunder and to consummate the Transactions (subject to the entry of the Sale Order). The execution and delivery by the Buyer of this Agreement and the other Transaction Documents to which it is party, the performance and compliance by the Buyer with each of its obligations herein and therein and the consummation by the Buyer of the Transactions have been duly and validly authorized and approved by all necessary corporate or other action on the part of the Buyer and no other corporate or other proceedings on the part of the Buyer and no stockholder votes are necessary to authorize this Agreement, the other Transaction Documents to which it is party or the performance or consummation by the Buyer of the Transactions (subject to the entry of the Sale Order). The Buyer has duly and validly executed and delivered this Agreement, and the other Transaction Documents to which it is party will be duly executed and delivered by the Buyer and, assuming the due and valid authorization, approval, execution and delivery by the Selling Entities of this Agreement and the other Transaction Documents, this Agreement and the other Transaction Documents to which the Buyer is party constitutes or will constitute the Buyer’s legal, valid and binding obligation, enforceable against the Buyer in accordance with its terms, subject to the Enforceability Exceptions and entry of the Sale Order.
SECTION 6.3        No Violation; Consents.
(a)The authorization, execution and delivery of this Agreement or the other Transaction Documents by the Buyer does not and will not, and the performance by the Buyer of this Agreement and the other Transaction Documents to which it is party will not, except for the entry and effectiveness of the Sale Order, with or without notice, lapse of time or both, (i) conflict with or violate any provision of the organizational documents of the Buyer, (ii) assuming that all Consents, approvals, authorizations and Permits described in Section 6.3(b) have been obtained and all filings and notifications described in Section 6.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law or Order applicable to the Buyer or its Affiliates, or by which any property or asset of the Buyer is bound or affected or (iii) require any Consent or approval under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any property or asset of the Buyer, pursuant to, any Contract or Permit to which the Buyer is a party, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not reasonably be expected, individually or in the aggregate, to prevent or materially delay the consummation of the Transactions.
(b)Assuming the accuracy of the representations and warranties of the Selling Entities in Section 5.3(a), the execution and delivery by the Buyer of this Agreement and the other Transaction Documents to which it is party does not and will not, and the consummation by the Buyer of the Transactions and compliance by the Buyer with any of the terms or provisions hereof will not, require any Consent, approval, authorization or Permit of, or filing with or notification to, any Governmental Authority, except (i) compliance with any applicable requirements under the Regulatory Laws, (ii) the entry of the Sale Order by the Bankruptcy Court or (iii) such other Consents where failure to obtain such Consents would not reasonably be expected, individually or in the aggregate, to prevent or materially delay the Transactions.
SECTION 6.4        Legal Proceedings and Orders. Except for the Bankruptcy Cases, there is no Proceeding pending, or, to the Knowledge of the Buyer, threatened that, individually or in the aggregate, would reasonably be expected to prevent or materially delay the Transactions, and the Buyer is not subject to any outstanding Order that, individually or in the aggregate, would reasonably be expected to prevent or materially delay the Transactions.
SECTION 6.5        Brokers. The Buyer has not used any investment banker, broker, finder or similar agent in connection with the Transactions, and no Person is entitled to any investment banker, brokerage, financial advisory, finder’s or other similar fee or commission payable by the Buyer or any of its Affiliates in connection with the Transactions. Any such fees shall be paid in full by the Buyer.
SECTION 6.6        Financial Capability. Buyer has as of the date hereof and, as of the Closing will have, sufficient funds available to it to pay the Purchase Price on the Closing Date and to enable Buyer to perform all of its obligations under this Agreement.
SECTION 6.7        Certain Arrangements. As of the date hereof, other than this Agreement, the Transaction Documents and the Bid Consent & Waiver, there are no Contracts, undertakings, commitments, agreements or obligations, whether written or oral, between the Buyer, on the one hand, and any Affiliate or member of the management of the Selling Entities or their respective Subsidiaries or their respective board of directors or board of managers (or applicable governing body of any Affiliate of the Selling Entities or their respective Subsidiaries), any holder of equity or debt securities of the Selling Entities or their respective Subsidiaries, or any lender or creditor of the Selling Entities or their respective Subsidiaries or any of their Affiliates, on the other hand, (a) relating in any way to the acquisition of the Purchased Assets, the assumption of the Assumed Liabilities or the Transactions or (b) that would be reasonably likely to prevent, restrict, impede or affect adversely the ability of the Selling Entities or their respective Subsidiaries to entertain, negotiate or participate in any of the Transactions.
SECTION 6.8        Non-Foreign Person. The Buyer is not a “foreign person” within the meaning of Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”). The Buyer does not permit any foreign person affiliated with the Buyer, whether affiliated as a limited partner or otherwise, to obtain through the Buyer any of the following with respect to the Purchased Assets: (a) access to any “material nonpublic technical information” (as defined in the DPA) in the possession of the Selling Entities; or (b) any involvement, other than through the voting of shares, in substantive decision making with respect to the Purchased Assets regarding (i) the use, development, acquisition, or release of “critical technologies” (as defined in the DPA), (ii) the use, development, acquisition, safekeeping, or release of “sensitive personal data” (as defined in the DPA) of U.S. citizens maintained or collected by the Selling Entities, or (iii) the management, operation, manufacture, or supply of “covered investment critical infrastructure” (as defined in the DPA). Further, the Buyer is not a “foreign person” as defined in 22 C.F.R. 120.63, and the Buyer’s purchase of the Purchased Assets will not result in a transfer to a “foreign person” (as defined in 22 C.F.R. 120.63) of “ownership” or “control” of the Selling Entities or their respective Subsidiaries (as defined in 22 C.F.R. 120.65).
SECTION 6.9        Foreign Interests. No foreign government, agency of a foreign government, or representative of a foreign government; no business enterprise or other entity organized, chartered or incorporated under the laws of any country other than the United States or its territories; nor any Person who is not a citizen or national of the United States (i) owns a voting interest in Buyer sufficient to elect, or is otherwise entitled to representation on, Buyer’s governing board; (ii) has or will have the ability to access classified information in the possession of any cleared facility of any Subsidiary of Buyer; or (iii) has the power, direct or indirect (whether or not exercised, and whether or not exercisable through the ownership of Buyer’s securities, by contractual arrangements or other means), to direct or decide matters affecting the management or operations of Buyer, in a manner that may result in unauthorized access to classified information or may adversely affect the performance of classified contracts. No fact or circumstance related to Buyer or its ownership would preclude or delay national security classification clearance in a manner that would materially delay Buyer’s ability to perform its obligations under this Agreement.
Article VII
COVENANTS OF THE PARTIES
SECTION 7.1        Conduct of Business of Selling Entities. Except (v) as set forth on Section 7.1 of the Seller Disclosure Schedule, (w) any limitations on operations imposed by the Bankruptcy Court or the Bankruptcy Code, (x) to the extent related solely to an Excluded Asset or an Excluded Liability, (y) as contemplated or required by the terms of any Transaction Document or (z) as otherwise consented to in writing by the Buyer (such consent not to be unreasonably withheld, conditioned or delayed), during the period commencing on the date of this Agreement and continuing through the Closing or the earlier termination of this Agreement in accordance with its terms:
(a)each of the Selling Entities shall use commercially reasonable efforts to (taking into account in each case the fact that the Bankruptcy Cases have commenced) preserve and maintain in all material respects the Purchased Assets;
(b)each of the Selling Entities shall maintain the Purchased Assets in all material respects in the Ordinary Course of Business; and
(c)the Selling Entities shall not, and shall cause each of their respective Subsidiaries not to:
(i)sell, lease (as lessor), transfer or otherwise dispose of, or permit to become subject to any Encumbrance, other than the following Encumbrances to the extent such Encumbrances will be terminated or removed at Closing: (A) Permitted Encumbrances, (B) Encumbrances arising under any Order of the Bankruptcy Court relating to the use of cash collateral (as defined in the Bankruptcy Code) or (C) Encumbrances arising in connection with any debtor-in-possession financing of the Selling Entities;
(ii)merge or consolidate with or into any legal entity, dissolve, liquidate or otherwise terminate its existence;

(iii)amend the certificate of incorporation, bylaws or comparable organizational documents of any Selling Entity in a manner that would reasonably be expected to materially delay or impede the Selling Entities’ ability to consummate the Transactions;
(iv)incur any material indebtedness for borrowed money, enter into any capital lease or guarantee any such indebtedness, in each case that would constitute an Assumed Liability, or that would reasonably be expected to materially delay or impede the Selling Entities’ ability to consummate the Transactions;
(v)commence, settle or propose to settle any material Proceedings that could reasonably be expected to materially diminish the value of the Purchased Assets or impair title thereto, or that would reasonably be expected to materially delay or impede the Selling Entities’ ability to consummate the Transactions;
(vi)except as otherwise set forth in Section 7.1(c)(vi) of the Seller Disclosure Schedule, undertake any flights, launches or transports of the Aircraft from its current hangar facility other Scheduled Permitted Flights completed in accordance with the Scheduled Flight Parameters;
(vii)enter into or perform any Contract that would require the use of the Aircraft;
(viii)make, change or revoke any material Tax election, settle or compromise any material Tax claim or liability or claim for a refund of Taxes, surrender any claim for a refund of material Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, in each case with respect to the Purchased Assets; or
(ix)authorize any of the foregoing, or commit or agree to do any of the foregoing.
SECTION 7.2        Conduct of Business of the Buyer. The Buyer agrees that, between the date of this Agreement and the Closing, it shall not, and shall cause its Subsidiaries not to, directly or indirectly, take any action that would, or would reasonably be expected to, individually or in the aggregate, prevent or impede, interfere with or delay the consummation of the Transactions, except as required by any Order of the Bankruptcy Court, as required by applicable Law, or as otherwise consented to in writing by the Selling Entities.
SECTION 7.3        Access to and Delivery of Information; Maintenance of Records.
(a)From the entry of the Sale Order until the earlier of the Closing and the termination of this Agreement, to the extent permitted by applicable Law, the Selling Entities shall, during ordinary business hours and upon reasonable prior notice (i)  allow Buyer and its Representatives to conduct the Pre-Closing Inspection, (ii) give the Buyer and the Buyer’s Representatives reasonable access to the Seller’s accountants, counsel, financial advisors and other authorized outside representatives, officers and senior management in their respective principal places of business, all books, records and other documents and data in the locations in which they are normally maintained, and all offices and other facilities of the Selling Entities and their respective Subsidiaries related to the Purchased Assets; provided, however, that, in connection with such access, the Buyer and the Buyer’s Representatives shall minimize disruption and shall not disrupt the Bankruptcy Cases and the Auction; provided, further, that in connection with the Buyer’s and/or the Buyer’s Representatives’ access of such offices and other facilities, the Buyer and/or the Buyer’s Representatives shall be accompanied at all times by a

Representative of the Selling Entities unless the Seller otherwise agrees, shall not materially interfere with the use and operation of such offices and other facilities, and shall comply with all reasonable safety and security rules and regulations for such offices and other facilities, (ii) permit the Buyer and the Buyer’s Representatives to make such reasonable inspections and copies of all books, records and other documents of the Selling Entities and their respective Subsidiaries related to the Purchased Assets as the Buyer may reasonably request and (iii) furnish the Buyer with such reasonably available financial and operating data and other information relating to the Purchased Assets as the Buyer and the Buyer’s Representatives may from time to time reasonably request. Notwithstanding anything to the contrary set forth in this Section 7.3, no access to, or examination of, any information or other investigation shall be permitted to the extent that it would require disclosure of information subject to attorney-client, attorney work product or other privilege, or would reasonably be expected to breach or violate any Contract to which any Selling Entity or its Subsidiary is a party (or is bound by or whose assets or properties are bound by or subject to) or any applicable Law. The Buyer agrees to, and will cause its Representatives to, sign any access letters required in connection with any such provision of information or access or the conduct of any such investigation or examination contemplated by this Section 7.3(a) and Section 7.3(b).
(b)Between the Closing Date and the complete dissolution and liquidation of the Selling Entities, the Buyer and the Buyer’s Representatives shall have reasonable access to the Selling Entities’ books and records, including all information pertaining to the Purchased Assets, in the possession of the Selling Entities to the extent that (i) such books, records and information relate to any period prior to the Closing Date and are not already in the possession of the Buyer or the Buyer’s Representatives and (ii) such access is reasonably required by the Buyer in connection with the Assumed Liabilities or the Purchased Assets. Such access shall be afforded by the Seller upon receipt of reasonable advance notice and during normal business hours and without undue disruption to its business or that of any other Selling Entity. If any of the Selling Entities shall desire to dispose of any books and records constituting Excluded Assets prior to its dissolution, the Seller shall (x) give the Buyer at least thirty (30) days prior written notice of such disposition and (y) give the Buyer a reasonable opportunity, at the Buyer’s expense, to segregate and remove such books and records exclusively relating to the Purchased Assets and the Assumed Liabilities as the Buyer may select and/or to copy at the Buyer’s sole cost and expense such books and records exclusively relating to the Purchased Assets and the Assumed Liabilities as the Buyer may select.
(c)Between the Closing Date and the complete dissolution and liquidation of the Selling Entities, the Selling Entities and their Representatives shall have reasonable access to all of the books and records of the Selling Entities and their respective Subsidiaries and their assignees and transferees delivered to the Buyer at Closing or pursuant to Section 7.3(b) above, including all Aircraft Documents and all other information pertaining to the Purchased Assets to the extent that (i) such books, records and information relate to any period prior to the Closing Date and (ii) such access is reasonably required by the Selling Entities in connection with the Bankruptcy Cases, the Excluded Liabilities or the Excluded Assets. Such access shall be afforded by the Buyer upon receipt of reasonable advance notice and during normal business hours and without undue disruption to its business, and the Buyer shall permit the Selling Entities and their Representatives to make such reasonable copies of such books, records and information as they may reasonably request.
(d)Between the Closing Date and the complete dissolution and liquidation of the Selling Entities, the Selling Entities and their Representatives shall have reasonable access to, and the reasonable assistance of, the employees of the Buyer, and to the assets, software and systems of the Buyer, in connection with the winding down of any remaining business and assets of the Selling Entities, the dissolution and liquidation of the Selling Entities, and the performance of the obligations of the Selling Entities hereunder and under the other Transaction Documents, and the Buyer shall cooperate, to the extent reasonably requested, therewith; provided, however, that such access or assistance does not interfere in any material respect with the operation of the Business following the Closing; and provided, further, that should the Selling Entities request assistance above and beyond that contemplated by this Section 7.3(d) (e.g., as to the incurrence by the Buyer of out-of-pocket expenses), the Buyer will cooperate reasonably with the Selling Entities subject to the Selling Entities’ reimbursement of such actual out-of-pocket expenses.
(e)Except as expressly contemplated by this Agreement, the Buyer and its Affiliates and their respective Representatives (including counsel, accountants and financial advisors) shall not contact any officer, manager, director, Employee, customer, supplier, lessee, lessor, lender, licensee, licensor, distributor, noteholder or other material business relation of the Selling Entities and their respective Subsidiaries prior to the Closing with respect to the Purchased Assets or the Transactions, without the prior written consent of the Seller for each such contact.
(f)All information obtained by the Buyer or the Buyer’s Representatives pursuant to this Section 7.3 shall be subject to the terms of the Confidentiality Agreement.
SECTION 7.4        Expenses. Except to the extent otherwise specifically and expressly provided herein or in the Stalking Horse Approval Order or the Sale Order, whether or not the Transactions are consummated, all costs and expenses incurred in connection with this Agreement and the Transactions shall be borne by the Party incurring such costs and expenses.
SECTION 7.5        Further Assurances.
(a)Subject to the terms and conditions of this Agreement, at all times prior to the earlier of the Closing and the termination of this Agreement in accordance with its terms, each of the Parties shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws to consummate and make effective the Transactions.
(b)From time to time, on or after the Closing Date until the dissolution and liquidation of the Selling Entities, as and when requested by either Party and at such requesting Party’s expense, the other Party will execute and deliver, or cause to be executed and delivered, all such further conveyances, notices, assumptions, assignments, documents and other instruments as such requesting Party may reasonably deem necessary or desirable to evidence and effectuate the Transactions (including for the avoidance of doubt, the transfer and conveyance of any Purchased Assets that may be in the possession of the Selling Entities or their Affiliates to the Buyer).
(c)Except as set forth herein and in Section 2.5, nothing in this Section 7.5 shall (i) require either Party (and their respective Subsidiaries, as applicable) to make any expenditure or incur any obligation on their own or on behalf of the other Party, (ii) prohibit any Selling Entity or their respective Subsidiaries from ceasing operations or winding up its affairs following the Closing, or (iii) prohibit the Selling Entities and their respective Subsidiaries from taking such actions as are necessary to conduct the Auction, as are required by an Order of the Bankruptcy Court or as would otherwise be permitted under Section 7.1.
SECTION 7.6        Public Statements. Unless (a) in the reasonable judgment of the disclosing Party after consultation with counsel, otherwise required by or necessary to comply with applicable Law or the rules or regulations of any applicable securities exchange, and (b) except for disclosure of matters that become a matter of public record as a result of the Bankruptcy Cases and any filings or notices related thereto, the Buyer, on the one hand, and the Selling Entities, on the other hand, shall mutually agree and consent before issuing any press release or otherwise making any public statement with respect to this Agreement, the Transactions or the activities and operations of the other Parties and shall not issue any such release or make any such statement without the prior written consent of the Seller or the Buyer, respectively (such consent not to be unreasonably withheld, conditioned or delayed). In the event a Party has approved any disclosures as required hereunder, the other Party or its Affiliates shall be entitled to make disclosures substantially similar to those prior approved disclosures.
SECTION 7.7        Governmental Authority Approvals and Cooperation. Each Party agrees to (i) make, or to cause to be made, as promptly as reasonably practicable any and all filings that may be required under any other Regulatory Law, (ii) prepare all documentation and take all actions required to effect the transfer or assignment or new issuance to Buyer of the Required Permits, including but not limited to the registration of the Aircraft with the FAA in the name of the Buyer or the Buyer’s designee and (iii) perform such other and further acts and execute and deliver any and all such other documents and instruments as may be reasonably requested by any other party in connection with any filings made with the FAA or on the International Registry in connection with the sale of the Aircraft contemplated herein. The Buyer shall pay all filing fees and other charges for the filing required under any Regulatory Law by the Buyer and the Seller. Each of the Buyer and the Seller shall (and shall cause their respective Affiliates to) furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filing or submission which is necessary under any applicable Regulatory Law.
SECTION 7.8        Tax Matters.
(a)Any sales, use, goods and services, harmonized sales, property transfer, documentary, stamp, registration, recording, value added, or similar Tax payable in connection with the sale or transfer of the Purchased Assets and the assumption of the Assumed Liabilities (“Transfer Taxes”) shall be paid by the Buyer. The Buyer shall pay any Transfer Taxes to the relevant Governmental Authorities as required by applicable Law. The Selling Entities and the Buyer shall (and shall cause their respective Affiliates to) use their commercially reasonable efforts and cooperate in good faith to minimize the incidence of any Transfer Taxes. The Buyer shall prepare and file all necessary Tax Returns or other documents with respect to all such Transfer Taxes to the extent permitted under applicable Tax Law.
(b)For purposes of this Agreement, all property Taxes imposed on the Purchased Assets that relate to a Straddle Period shall be apportioned between the Pre-Closing Tax Period and Post-Closing Tax Period on a per diem basis.
(c)The Seller and the Buyer agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance as is reasonably necessary for the filing of Tax Returns, the making of any election relating to Taxes, the preparation for any audit or other Proceeding by Governmental Authority and the prosecution or defense of any claim, suit or other Proceeding relating to any Tax. Such information and assistance shall include providing reasonable access to any of the books and records of the Selling Entities retained by the Selling Entities or delivered to the Buyer at Closing or provided pursuant to Section 7.3(b). Access to books and records shall be afforded upon receipt of reasonable advance notice and during normal business hours.
(d)The Parties agree to treat any payment made from one Party to another pursuant to this Agreement that is not reflected as part of the Purchase Price under this Agreement as an adjustment to the Purchase Price for all income Tax purposes, unless otherwise required by applicable Law.

SECTION 7.9        Submission for Bankruptcy Court Approval.
(a)All of the Parties shall use their respective commercially reasonable efforts to have the Sale Hearing (if required) no later than May 31, 2023, to have the Sale Order, in form and substance acceptable to Buyer, entered no later than June 2, 2023, and such Sale shall become a Final Order in both form and substance acceptable to both Buyer and the Selling Entities. Subject to Section 7.5, the Buyer agrees that it will promptly take such actions as are reasonably requested by the Selling Entities to assist in obtaining entry of such order, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by the Buyer under this Agreement and demonstrating that the Buyer is a “good faith” purchaser under section 363(m) of the Bankruptcy Code; provided, however, that nothing in this Section 7.9 shall require Buyer or the Selling Entities to agree to any amendment of this Agreement. The Selling Entities shall give notice under the Bankruptcy Code of the request for entry of the Sale Order to all Persons entitled to such notice, including all Persons that have asserted Encumbrances in the Purchased Assets, and other appropriate notice, including such additional notice as the Bankruptcy Court shall direct or as the Buyer may reasonably request, and provide appropriate opportunity for hearing, to all parties entitled thereto, of all motions, orders, hearings, or other proceedings in the Bankruptcy Court relating to this Agreement or the Transactions. The Selling Entities shall (i) timely make all appropriate filings relating to this Agreement or the Transactions with the Bankruptcy Court, including the Stalking Horse Supplement, (ii) submit, to the extent practicable, to the Buyer at least two (2) Business Days prior to their filing with the Bankruptcy Court for the Buyer’s prior review and (iii) without limiting any approval rights set forth in this Agreement, consult in good faith with counsel to Buyer regarding any comments to draft filings provided pursuant to subclause (ii).
(b)Each Selling Entity and the Buyer shall consult with one another regarding pleadings which any of them intends to file with the Bankruptcy Court in connection with, or which might reasonably affect, the Bankruptcy Court’s entry of the Sale Order or the Stalking Horse Approval Order.
(c)If the Bidding Procedures Order, the Stalking Horse Approval Order, the Sale Order or any other orders of the Bankruptcy Court relating to this Agreement or the Transactions shall be appealed by any Person (or if any petition for certiorari or motion for reconsideration, amendment, clarification, modification, vacation, stay, rehearing or reargument shall be filed with respect to the Bidding Procedures Order, the Stalking Horse Approval Order or the Sale Order or other such order), subject to rights otherwise arising from this Agreement, the Selling Entities and the Buyer shall use their commercially reasonable efforts to obtain an expedited resolution of any such appeal, petition or motion, in each case, that will facilitate consummation of the Transactions; provided, however, that any request to amend or modify (or seek the amendment or modification of) the Stalking Horse Approval Order, the Sale Order, this Agreement, or any other document with respect to the Transactions in connection with such proceeding shall require the reasonable consent of Buyer.
(d)The Selling Entities shall file the Stalking Horse Supplement with the Bankruptcy Court. If any Stalking Horse Objection is filed, the Selling Entities shall use their best efforts to obtain an expedited resolution of any such objection that results in the Bankruptcy Court entering the Stalking Horse Approval Order on or prior to May 19, 2023; provided, that any request to amend or modify (or seek the amendment or modification of) the Stalking Horse Approval Order, the Sale Order, this Agreement, or any other document with respect to the Transactions in connection with such proceeding shall require the reasonable consent of Buyer.
(e)The Stalking Horse Supplement shall include a request from the Selling Entities that, and the Stalking Horse Approval Order shall include, the Bankruptcy Court’s approval of the Break-Up Fee and Expense Reimbursement as allowed superpriority administrative expense claims against the Selling Entities’ estates pursuant to sections 105(a), 503(b), and 507(a)(2) of the Bankruptcy Code with priority over any and all other administrative expenses of the kind specified in sections 503(b) and 507 of the Bankruptcy Code other than the Carve Out (as defined in the DIP Order) and shall be senior to all other superpriority administrative expenses in the Bankruptcy Cases, including all claims arising under the DIP Order other than the Carve Out (as defined in the DIP Order).
SECTION 7.10    Overbid Procedures; Adequate Assurance.
(a)Consistent with the terms of the Bidding Procedures Order, the Selling Entities and the Buyer acknowledge that this Agreement and the sale of the Purchased Assets may be subject to higher and better bids and Bankruptcy Court approval. Subject to and consistent with the terms of the Bidding Procedures Order, the Buyer and the Selling Entities acknowledge that the Selling Entities must take reasonable steps to demonstrate that they have sought to obtain the highest or otherwise best price for the Purchased Assets, including giving notice thereof to the creditors of the Selling Entities and other interested parties, providing information about the Selling Entities’ business to prospective bidders, entertaining higher and better offers from such prospective bidders, and, in the event that additional qualified prospective bidders desire to bid for the Purchased Assets, conducting an Auction. Notwithstanding anything in the Bidding Procedures Order to the contrary, Buyer shall have the right to overbid any offer for the Purchased Assets that the Debtors believes is a higher or better bid, including if such bid is for more than just the Purchased Assets.
(b)The bidding procedures to be employed with respect to this Agreement and any Auction shall be those set forth in the Bidding Procedures Order. The Buyer agrees to be bound by and accept the terms and conditions of the Bidding Procedures Order as approved by the Bankruptcy Court, subject to the terms hereof and the Stalking Horse Approval Order. Prior to the Auction, the Buyer agrees and acknowledges that the Selling Entities and their Affiliates and the Seller’s Representatives are and may continue to exercise their obligations under the Bidding Procedures Order with respect to any alternative transaction pursuant to the terms of the Bidding Procedures Order and agrees and acknowledges that the bidding procedures contained in the Bidding Procedures Order may be supplemented by other customary procedures consistent with the matters set forth therein and the terms of this Agreement and not in a manner that is adverse to the Buyer.
(c)If an Auction is conducted, and the Buyer is not the prevailing bidder at the Auction but is the next highest bidder at the Auction, the Buyer shall serve as a back-up bidder (the “Back-up Bidder”) and keep the Buyer’s bid to consummate the Transactions open and irrevocable through June 15, 2023, on the terms and conditions set forth in this Agreement (as the same may be improved upon in the Auction) notwithstanding any right of the Buyer to otherwise terminate this Agreement pursuant to Section 9.1(i)(iii) hereof. Following the Sale Hearing, if the prevailing bidder in the Auction fails to consummate a sale to the prevailing bidder at the Auction as a result of a breach or failure to perform on the part of such prevailing bidder and the purchase agreement with such prevailing bidder is terminated, the Back-up Bidder (as the next highest bidder at the Auction) will be deemed to have the new prevailing bid, and the Selling Entities will be authorized, without further order of the Bankruptcy Court, to consummate the Transactions on the terms and conditions set forth in this Agreement (as the same may be improved upon in the Auction) with the Back-up Bidder so long as the Buyer has not previously terminated this Agreement in accordance with its terms. Notwithstanding the foregoing, the Buyer shall not be deemed the Back-up Bidder at any point after June 15, 2023 and this Agreement shall be deemed terminated on June 15, 2023, if the Buyer has not been notified on or prior to June 15, 2023 that it is the Successful Bidder.

(d)The Selling Entities and the Buyer agree, and relevant Bankruptcy Court filings shall reflect, the fact, that the provisions of this Agreement, including this Section 7.10, are reasonable, were a material inducement to the Buyer to enter into this Agreement and are designed to achieve the highest and best price for the Purchased Assets.
(e)Nothing in this Agreement, including this Section 7.10, shall require any director or officer of any Selling Entity to violate their fiduciary duties to such Selling Entity. No action or inaction on the part of any director or officer of any Selling Entity that such director or officer reasonably believes, after consultation with outside counsel, is required by their fiduciary duties to such Selling Entity shall be limited or precluded by this Agreement; provided, that no such action or inaction shall prevent the Buyer from exercising any termination rights it may have hereunder as a result of such action or inaction.
(f)If an Auction is conducted, and Buyer is not the Successful Bidder, notwithstanding the terms of the bidding procedures set forth in the Bidding Procedures Order, Buyer shall be designated the “Next-Highest Bidder” (as defined in the Bidding Procedures Order) through and until June 15, 2023 (the “Next-Highest Bidder End Date”). If the Buyer has not been selected as the Successful Bidder by June 15, 2023 at 11:59 p.m. (prevailing eastern time), the Buyer shall have no obligation to continue to serve as the Next-Highest Bidder and this Agreement shall automatically terminate. If the Buyer has not been selected as the Successful Bidder by June 15, 2023 at 11:59 p.m. (prevailing eastern time), the Parties shall use commercially reasonable efforts to promptly return to Buyer the Deposit, including executing and delivering a joint instruction letter instructing the Escrow Agent to disburse the Deposit to Buyer promptly by no later than June 16, 2023.
SECTION 7.11    Transfer of Purchased Assets; Payments Received.
(a)The Seller will make all necessary arrangements for the Buyer to take possession of the Purchased Assets, at the Buyer’s sole cost, and to deliver the same to the Delivery Location at the Closing. Following the delivery of the Aircraft to the Delivery Location at the Closing, Seller shall: (i) hold the Aircraft at the Delivery Location, at the Buyer’s sole cost and expense, for a period not to exceed 10 Business Days following the Closing Date; (ii) prior to the end of such period, reasonably cooperate to identify a qualified flight crew, at the Buyer’s sole cost and expense, to fly the Aircraft to a location within the United States as directed by Buyer in writing as soon as reasonably practicable after the date hereof; and (iii) provide reasonable cooperation to the Buyer in the Buyer’s efforts to obtain a ferry permit in connection with the foregoing.
(b)Between the Closing Date and the complete dissolution and liquidation of the Selling Entities, the Selling Entities, on the one hand, and the Buyer, on the other hand, each agree that each will hold and will promptly transfer and deliver to the other, from time to time as and when received by such Party or its Affiliates, any cash, checks with appropriate endorsements or other property that such party or its Affiliates may receive on or after the Closing which properly belongs to the Buyer or a Selling Entity, respectively, or their respective Affiliates.
(c)As promptly as practicable following the date of this Agreement, Seller shall deliver the inspection plan of the Seller with respect to the Aircraft to the Buyer. At Closing, Seller shall deliver a letter, in form and substance reasonably acceptable to Buyer, to any vendor or service provider (and also a generic letter addressed to whomever it may concern) with respect to the Purchased Assets (including the National Aeronautics and Space Administration, National Instruments and Lumistar) providing that Buyer is irrevocably granted permission to use any and all prior Seller proprietary information (in such vendor’s possession) in connection with their use of the Aircraft.

SECTION 7.12    Name Changes. Promptly (but in no event later than forty-five (45) days following the Closing Date, the Buyer shall, and shall cause their respective Affiliates to, obliterate, mask or remove the Designated Names and any logos incorporating the Designated Names from all Purchased Assets that are public facing assets (including, for the avoidance of doubt, the Aircraft). The Seller’s only permitted use of the Designated Names shall be as a former name for legal and noticing purposes in connection with the Bankruptcy Cases in other legal documents, and to otherwise reference the historic relationship between the Seller and the Purchased Assets and, for the avoidance of doubt, the Buyer and its Affiliates shall not conduct any operations (other than (i) flights pursuant to Section 7.11(a) and (ii) the return flight from the location designated in Section 7.11(a) to Buyer’s facility in Mojave, California) prior to removing the Designated Names from the Purchased Assets or otherwise use the Designated Names or image of the Designated Names in any operations (including any marketing materials).
SECTION 7.13    Purchased Assets “AS IS;” Certain Acknowledgements.
(a)The Buyer agrees, warrants and represents that (i) subject to the Purchase Price Adjustment set forth in Section 3.3, the Buyer is purchasing the Purchased Assets on an “AS IS” basis based solely on the Buyer’s own investigation of the Purchased Assets, the Assumed Liabilities, the Excluded Assets and the Excluded Liabilities, and (ii) neither the Selling Entities nor any of the Seller’s Representatives has made any warranties, representations or guarantees, express, implied or statutory, written or oral, respecting the Selling Entities, the Purchased Assets, the Assumed Liabilities, the Excluded Assets, the Excluded Liabilities, the financial performance of the Selling Entities, the Purchased Assets, the Assumed Liabilities, the Excluded Assets, the Excluded Liabilities, or the physical condition of the Purchased Assets, except as expressly set forth in Article V (as modified by the Seller Disclosure Schedule). The Buyer further acknowledges that the consideration for the Purchased Assets specified in this Agreement has been agreed upon by the Selling Entities and the Buyer after good-faith arms-length negotiation in light of the Buyer’s agreement to purchase the Purchased Assets “AS IS.” The Buyer agrees, warrants and represents that, except for the express representations and warranties of the Selling Entities set forth in Article V of this Agreement (as modified by the Seller Disclosure Schedule), the Buyer has relied, and shall rely, solely upon its own investigation of all such matters, and that the Buyer assumes all risks with respect thereto. EXCEPT AS SET FORTH IN Article V OF THIS AGREEMENT (AS MODIFIED BY THE SELLER DISCLOSURE SCHEDULE), THE SELLING ENTITIES MAKE NO EXPRESS WARRANTY, NO WARRANTY OF MERCHANTABILITY, NO WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, AND NO IMPLIED OR STATUTORY WARRANTY WHATSOEVER WITH RESPECT TO ANY REAL OR PERSONAL PROPERTY OR ANY FIXTURES OR THE SELLING ENTITIES, THE PURCHASED ASSETS, THE ASSUMED LIABILITIES, THE EXCLUDED ASSETS OR THE EXCLUDED LIABILITIES.
(b)The Buyer acknowledges and agrees that it (i) has had an opportunity to discuss the Purchased Assets with the management of the Seller and has been afforded the opportunity to ask questions of and receive answers from management of the Seller, (ii) has had reasonable access to the books and records of the Selling Entities, and (iii) has conducted its own independent investigation of the Selling Entities, the Purchased Assets, the Assumed Liabilities, the Excluded Assets, the Excluded Liabilities and the Transactions. In connection with the investigation by the Buyer, the Buyer has received or may receive from the Selling Entities certain projections, forward-looking statements and other forecasts and certain business plan information. The Buyer acknowledges and agrees neither the Selling Entities nor any other Person will have or be subject to any Liability or indemnification obligation to the Buyer or any other Person resulting from the distribution to, or use by, the Buyer or any of its Affiliates or any of the Buyer’s Representatives of any information provided to the Buyer or any of its Affiliates or any of the Buyer’s Representatives by the Selling Entities or any of the Seller’s Representatives, including any information, documents, projections, forward-looking statements, forecasts or business plans or any other material made available in any “data room,” any confidential information memoranda or any management presentations in expectation of or in connection with the Transactions.
(c)Except for the representations and warranties contained in Article V (as modified by the Seller Disclosure Schedule), the Buyer acknowledges that none of the Selling Entities nor any other Person on behalf of any Selling Entity makes any express or implied representation or warranty with respect to the Selling Entities, the Purchased Assets, the Assumed Liabilities, the Excluded Assets or the Excluded Liabilities, or with respect to any information provided to the Buyer or any of its Affiliates or any Representative of the Buyer, and the Selling Entities hereby disclaim any other representations or warranties made by the Selling Entities or any other Person with respect to the execution and delivery of this Agreement, the other Transaction Documents, the Selling Entities, the Purchased Assets, the Assumed Liabilities, the Excluded Assets, the Excluded Liabilities or the Transactions. The Buyer has not relied on any representation, warranty or other statement by any Person on behalf of the Selling Entities, other than the representations and warranties of the Selling Entities expressly contained in Article V (as modified by the Seller Disclosure Schedule). the Buyer acknowledges and agrees that the representations and warranties set forth in Article V (as modified by the Seller Disclosure Schedule) are made solely by the Selling Entities, and no Affiliate of the Selling Entities, Representative of the Seller or other Person shall have any responsibility or Liability related thereto.
(d)Except for the representations and warranties contained in Article VI, the Selling Entities acknowledge that neither the Buyer nor any other Person on behalf of the Buyer makes any express or implied representation or warranty with respect to the Buyer or its Affiliates, or with respect to any information provided to the Selling Entities or any of their Affiliates or any Representative, and the Buyer hereby disclaims any other representations or warranties made by the Buyer or any other Person with respect to the execution and delivery of this Agreement, the other Transaction Documents, the Buyer or the Transactions. The Selling Entities have not relied on any representation, warranty or other statement by the Buyer or any Person on behalf of the Buyer, other than the representations and warranties of the Buyer expressly contained in Article VI. The Selling Entities acknowledge and agree that the representations and warranties set forth in Article VI are made solely by the Buyer, and no Affiliate of the Buyer, Representative of the Buyer or other Person shall have any responsibility or Liability related thereto.
(e)Notwithstanding anything to the contrary herein or otherwise, the Buyer and the Buyer Related Parties will not have any post-Closing rights or remedies hereunder or any other Transaction Document regarding any breach of a representation or warranty made (i) at the time this Agreement was executed and delivered, to the extent at such time the Buyer had actual knowledge of such breach (irrespective of whether Buyer could have acquired such actual knowledge, whether by any investigation, due diligence inquiry conducted by Buyer or otherwise), (ii) at the time this Agreement was executed and delivered, to the extent at or before the Closing, the Buyer obtained actual knowledge of such breach and the Selling Entities had expressly acknowledged in writing that Buyer had the right hereunder to refuse to proceed with the Closing and terminate the Agreement or (iii) in connection with the Closing, if at the time immediately before Closing, the Buyer had actual knowledge of such breach and the Buyer proceeded with the Closing when the Selling Entities had expressly acknowledged in writing that the Buyer had the right hereunder to refuse to proceed with the Closing and terminate this Agreement.
SECTION 7.14    Release.
(a)Buyer Releases.

(i)Effective as of the Closing, each Selling Entity, on behalf of itself, its estate and each Seller Related Party, hereby unconditionally and irrevocably and forever releases and discharges Buyer and the Buyer Related Parties (each, a “Buyer Released Party”), of and from, and hereby unconditionally and irrevocably waive, any and all past or present claims, debts, losses, expenses, proceedings, covenants, Liabilities, suits, judgments, damages, actions and causes of action, obligations, accounts, and liabilities of any kind or character whatsoever (other than in respect of Fraud), known or unknown, suspected or unsuspected, in contract, direct or indirect, at law or in equity that such Seller Related Party ever had, now has or ever may have or claim to have against any Buyer Released Party, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever arising on or prior to the Closing from or in respect of this Agreement or the transactions contemplated hereby. Each Selling Entity hereby covenants to, and to cause each other Seller Related Party to, not sue any Buyer Released Party in any Proceeding for any of the items released in the preceding sentence, and each Selling Entity agrees that in the event that any such Proceeding shall be commenced, the covenant not to sue contained in this Section 7.14(a) shall constitute a complete defense to any such Proceeding so instituted.
(ii)Without limiting the foregoing, each Selling Entity, on behalf of itself and the other Seller Related Parties, expressly waives and releases any and all rights and benefits under Section 1542 of the California Civil Code (or any analogous law of any other state federal law, or otherwise, of similar effect), which reads as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
Each Selling Entity, on behalf of itself and the other Seller Related Parties, expressly relinquishes and waives all provisions, rights and benefits afforded by any statute or common law principles which limit the effect of a release with respect to unknown claims. Each Selling Entity, on behalf of itself and the other Seller Related Parties, understands the significance of this release of unknown claims and waiver of statutory protection against a release of unknown claims, and acknowledges and agrees that this waiver is an essential and material term of this Agreement. Each Selling Entity, on behalf of itself and the other Seller Related Parties, acknowledges that each Buyer Released Party will be relying on the waivers and releases provided in this Section 7.14 in connection with entering into this Agreement and that this Section 7.14 is intended for the benefit of, and will grant express third party beneficiary rights to each Buyer Released Party to enforce this Section 7.14.
(b)Selling Entity Releases.
(i)Effective as of the Closing the Buyer, on behalf of itself and the Buyer Related Party (each, a “Buyer Releasing Party”), hereby unconditionally and irrevocably and forever releases and discharges the Seller Related Parties of and from, and hereby unconditionally and irrevocably waive, any and all past or present claims, debts, losses, expenses and attorneys’ fees, Proceedings, covenants, Liabilities, suits, judgments, damages, actions and causes of action, obligations, accounts, and liabilities of any kind or character whatsoever (other than in respect of Fraud), known or unknown, suspected or unsuspected, in Contract, direct or indirect, at law or in equity, including in each case any of the foregoing that are Purchased Assets under this Agreement, that such

Buyer Releasing Party ever had, now has or ever may have or claim to have against any Seller Related Party, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever arising on or prior to the Closing from or in respect of this Agreement or the transactions contemplated hereby. The Buyer hereby covenants to, and to cause each other Buyer Releasing Party to not sue any Seller Related Party in any Proceeding for any of the items released in the preceding sentence, and the Buyer agrees that in the event that any such Proceeding shall be commenced, the covenant not to sue contained in this Section 7.14(b) shall constitute a complete defense to any such Proceeding so instituted.
(ii)Without limiting the foregoing, the Buyer, on behalf of itself and the other Buyer Releasing Parties, expressly waives and releases any and all rights and benefits under Section 1542 of the California Civil Code (or any analogous Law of any other state), which reads as follows: “A general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” The Buyer, on behalf of itself and the other Buyer Releasing Parties, expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims. The Buyer, on behalf of itself and the other Buyer Releasing Parties, understands the significance of this release of unknown claims and waiver of statutory protection against a release of unknown claims, and acknowledges and agrees that this waiver is an essential and material term of this Agreement. The Buyer, on behalf of itself and the other Buyer Releasing Parties, acknowledges that each Seller Related Party will be relying on the waivers and releases provided in this Section 7.14(b) in connection with entering into this Agreement and that this Section 7.14 is intended for the benefit of, and will grant express third party beneficiary rights to each Seller Related Party to enforce this Section 7.14(b).
(c)Notwithstanding anything to the contrary herein or otherwise, each beneficiary of a release under this Section 7.14 shall be an express third party beneficiary of this Section 7.14 with the full power to enforce the terms of this Section 7.14 as if it were a party to this Agreement for such purpose.
SECTION 7.15    Withholding. Notwithstanding anything herein to the contrary, the Buyer or any of its Affiliates shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts (and only such amounts) as it is required to deduct and withhold with respect to such payment under any provision of U.S. federal, state, local or non-U.S. Tax Law. Except to the extent attributable to a failure to provide the IRS Forms as required pursuant to Section 4.2(i), the Buyer shall use commercially reasonable efforts to notify the Seller of its intention to deduct or withhold from any payment to any Selling Entity pursuant to this Agreement no later than five (5) Business Days prior to any such deduction or withholding, and shall cooperate in good faith with the Seller and its Affiliates to minimize any such deduction and withholding. Any amounts so deducted and withheld in accordance with this Section 7.15 and timely paid over to the appropriate Governmental Authority shall be treated for all purposes of this Agreement as having been paid to the Party that would otherwise have received such amount but for the required deduction or withholding.
SECTION 7.16    Insurance Matters. From and after the Closing, to the extent any insurance coverage under any insurance policy of the Selling Entities is available with respect to any Purchased Assets or Assumed Liabilities or any matters that are primarily relating to the Purchased Assets, then the Selling Entities shall, and shall cause its Affiliates, transferees and its and their respective Representatives to, (i) promptly inform the Buyer thereof, (ii) provide the Buyer with copies of all documents and policies related thereto, submit claims in respect thereof and use reasonable best efforts to collect insurance proceeds in respect of such claims, and (iii) file, or cause to be filed, a claim in respect thereof under the applicable insurance policy (each, an “Insurance Claim”), prosecute, or cause to be prosecuted, such Insurance Claim in customary manner and cooperate with the Buyer in respect of any actions desired to be taken by Buyer in connection therewith. Any insurance proceeds collected by any of the Selling Entities or their respective Affiliates in respect of any Insurance Claim shall promptly be remitted to the Buyer.
SECTION 7.17    Sale Free and Clear. The Selling Entities acknowledge and agree, and the Sale Order shall provide, without limitation, that (a) on the Closing Date and concurrently with the Closing, all then-existing or thereafter arising obligations, Claims, Liabilities, and Encumbrances (other than the Assumed Liabilities) against or created by any of the Selling Entities, any of their Affiliates, or the bankruptcy estate, to the fullest extent permitted by section 363 of the Bankruptcy Code, shall be fully released from and with respect to the Purchased Assets, and (b) Buyer shall not be the successor to any of the Selling Entities or their bankruptcy estates by reason of any theory of law or equity, and Buyer shall not assume or in any way be responsible for any Liability of the Selling Entities, any of their Affiliates and/or the their bankruptcy estates. On the Closing Date, the Purchased Assets shall be transferred to Buyer free and clear of all obligations, Claims, Liabilities, and Encumbrances (other than the Assumed Liabilities) to the fullest extent permitted by section 363 of the Bankruptcy Code.
SECTION 7.18    FAA Compliance; Scheduled Flights.
(a)The Seller will promptly take or cause to be taken all necessary steps to comply with the Commercial Space Launch Act, 51 U.S.C. §§ 50901-50923, the Federal Aviation Administration regulations, 14 C.F.R. Parts 400-460, and the Company FAA License, including the surrender of the license, as required to deliver the Aircraft to Buyer free and unencumbered by the Company FAA License.
(b)Prior to the Closing, the Seller shall have completed all Scheduled Permitted Flights in accordance with the Scheduled Flight Parameters.
Article VIII
CONDITIONS TO CLOSING
SECTION 8.1        Conditions to Each Party’s Obligations to Effect the Closing. The respective obligations of each Party to consummate the Closing shall be subject to the satisfaction or, to the extent permitted by applicable Law, waiver in a joint writing by the Buyer and the Seller, at or prior to the Closing, of the following conditions:
(a)(i) no Law or final, non-appealable Order shall have been enacted, entered, promulgated, adopted, issued or enforced by the Bankruptcy Court or any other Governmental Authority having competent jurisdiction that is then in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting the consummation of the transactions contemplated hereby, and (ii) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other similar legal restraint shall be in effect that has the effect of prohibiting the consummation of any of the transactions contemplated by this Agreement, in either instance, which is not satisfied, resolved or preempted by the Sale Order;
(b)the Bankruptcy Court shall have entered the final, non-appealable Sale Order and such Sale Order shall have become a Final Order, shall be in form and substance acceptable to Buyer and shall be (i) in full force and effect and (ii) neither modified nor vacated since the date of this Agreement.

SECTION 8.2        Conditions to Obligations of the Buyer. The obligation of the Buyer to consummate the Closing shall be subject to the satisfaction or, to the extent permitted by applicable Law, waiver in writing at or prior to the Closing of the following additional conditions:
(a)the Bankruptcy Court shall have entered the Stalking Horse Approval Order by May 19, 2023, in form and substance acceptable to the Buyer and shall be (i) in full force and effect, (ii) not subject to appeal, and (iii) neither modified nor vacated since the date of this Agreement;
(b)the Selling Entities shall have performed and complied in all material respects with the covenants contained in this Agreement which are required to be performed and complied with by the Selling Entities on or prior to the Closing Date;
(c)(i) the representations and warranties of the Selling Entities set forth in Article V (other than the Seller Fundamental Representations and Section 5.7 (Absence of Certain Developments)), disregarding for these purposes any exception in such representations and warranties relating to materiality or a Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except for those representations and warranties which address matters only as of an earlier date in which case such representation or warranty shall have been true and correct as of such earlier date), except for such failures to be true and correct as would not reasonably be expected to have a Material Adverse Effect, (ii) the representations and warranties set forth in Section 5.1 (Organization, Standing and Corporate Power), Section 5.2 (Authority; Execution and Delivery; Enforceability) and Section 5.14 (Brokers) (collectively, the “Seller Fundamental Representations”) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except for those representations and warranties which address matters only as of an earlier date in which case such representation or warranty shall have been true and correct as of such earlier date), and (iii) the representations and warranties set forth in Section 5.7 (Absence of Certain Developments) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date;
(d)the Buyer shall have received a certificate from an officer of the Seller to the effect that, to such officer’s knowledge, the conditions set forth in Section 8.2(a) and (c) have been satisfied;
(e)the Buyer shall not have delivered a Purchase Price Adjustment Notice with a Purchase Price Adjustment Amount in excess of 30% of the Base Purchase Price;
(f)the Bankruptcy Cases of the Selling Entities shall not have been dismissed;
(g)none of the Bankruptcy Cases shall have been converted to a case under Chapter 7 of the Bankruptcy Code nor shall a trustee or examiner with expanded powers have been appointed with respect to the Selling Entities, in each case where the Bankruptcy Court has entered an Order finding such Person no longer bound by the terms of this Agreement;
(h)the Buyer shall have received: (i) delivery of the Purchased Assets in a manner satisfactory to Buyer, including delivery of the Aircraft to the Delivery Location at the Buyer’s cost and expense and (ii) such other items to be delivered to it pursuant to Section 4.2;
(i)(i) the DIP Facility lenders shall have not acquired all or a material part of the Purchased Assets as a result of the exercise of remedies under the DIP Facility and (ii) the DIP Facility shall not have been terminated;

(j)to the extent not released, discharged or removed by the Sale Order, the Selling Entities shall have released, discharged, or removed or (caused to be released, discharged or removed) any and all Encumbrances (other than any Assumed Liabilities) on, with respect to, or affecting any of the Purchased Assets, whether asserted in the Bankruptcy Cases or otherwise, including but not limited to the Specified Asserted Liens; and
(k)(i) to the extent not released, discharged or removed by the Sale Order, the Selling Entities shall have released, discharged, or removed or (caused to be released, discharged or removed) any and all Encumbrances (other than any Assumed Liabilities) on, with respect to, or affecting the FAA License and (ii) the Selling Entities shall have surrendered, abandoned, canceled, and disposed of the FAA License.
Any condition specified in this Section 8.2 may be waived by the Buyer; provided, however, that no such waiver shall be effective against the Buyer unless it is set forth in a writing executed by the Buyer.
SECTION 8.3        Conditions to Obligations of the Selling Entities. The obligation of the Selling Entities to consummate the Closing shall be subject to the satisfaction or, to the extent permitted by applicable Law, waiver at or prior to the Closing of the following additional conditions:
(a)the Buyer shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement which are required to be performed and complied with by the Buyer on or prior to the Closing Date;
(b)(i) the representations and warranties of the Buyer set forth in Article VI (other than the Buyer Fundamental Representations), disregarding for these purposes any exception in such representations and warranties relating to materiality, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except for those representations and warranties which address matters only as of an earlier date in which case such representation or warranty shall have been true and correct as of such earlier date), except for such failures to be true and correct as would not reasonably be expected to materially and adversely affect the Buyer’s ability to consummate the Transactions, and (ii) the representations and warranties set forth in Section 6.1 (Organization and Good Standing), Section 6.2 (Authority Relative to this Agreement) and Section 6.5 (Brokers) (collectively, the “Buyer Fundamental Representations”), shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except for those representations and warranties which address matters only as of an earlier date in which case such representation or warranty shall have been true and correct as of such earlier date);
(c)the Seller shall have received a certificate from an officer of the Buyer to the effect that, to such officer’s knowledge, the conditions set forth in Section 8.3(a) and (b) have been satisfied; and
(d)the Seller shall have received the other items to be delivered to it pursuant to Section 4.3.
Any condition specified in this Section 8.3 may be waived by the Seller; provided, however, that no such waiver shall be effective against the Seller unless it is set forth in a writing executed by the Seller.
SECTION 8.4        Frustration of Closing Conditions. None of the Selling Entities or the Buyer may rely on or assert the failure of any condition set forth in Article VIII to be satisfied if such failure was proximately caused by such Party’s failure to comply with this Agreement in all material respects.
Article IX
TERMINATION; WAIVER
SECTION 9.1        Termination. This Agreement may be terminated at any time prior to the Closing by:
(a)mutual written consent of the Seller and the Buyer;
(b)the Seller or the Buyer, if (i) there shall be any Law that makes consummation of the Transactions illegal or otherwise prohibited, or (ii) consummation of the Transactions would violate any nonappealable Final Order, decree or judgment of the Bankruptcy Court or any other Governmental Authority having competent jurisdiction; provided, that no termination may be made by a Party under this Section 9.1(b) if the issuance of such order, decree or judgment was caused by such Party’s material breach of any of its representation, warranties, covenants or agreements hereunder;
(c)the Buyer, if following the entry of the Bidding Procedures Order but prior to the entry of Sale Order, the Bidding Procedures Order or the Stalking Horse Approval Order (i) ceases to be in full force and effect, (ii) is revoked, rescinded, vacated, reversed or stayed, or otherwise rendered ineffective by a court of competent jurisdiction or (iii) is amended, modified or supplemented in a manner that is not reasonably satisfactory to the Buyer; provided, that no termination may be made by the Buyer under this Section 9.1(c) if such terminating event is caused by the Buyer’s material breach of any of its representation, warranties, covenants or agreements hereunder;
(d)the Seller, if:
(i)any of the representations and warranties of the Buyer contained in Article VI shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date prior to the Closing Date (as if made on and as of such date prior to the Closing Date), such that the condition set forth in Section 8.3(b) would not then be satisfied; or
(ii)the Buyer shall have failed to perform or comply with any of the covenants or agreements contained in this Agreement to be performed and complied with by the Buyer prior to the Closing Date, such that the condition set forth in Section 8.3(a) would not then be satisfied;
provided, however, that if an inaccuracy in any of the representations and warranties of the Buyer or a failure to perform or comply with a covenant or agreement by the Buyer is curable by the Buyer by the earlier of: (1) ten (10) Business Days after the date of written notice from the Seller to the Buyer of the occurrence of such inaccuracy or failure and (2) the Outside Date (such shorter period, the “Buyer Cure Period”), then the Seller may not terminate this Agreement under this Section 9.1(d) on account of such inaccuracy or failure of (x) prior to delivery of such written notice to the Buyer or during the Buyer Cure Period or (y) following the Buyer Cure Period, if such inaccuracy or failure shall have been fully cured during the Buyer Cure Period; provided, further, that that no termination may be made by the Seller under this Section 9.1(d) if the Seller is in material breach of any of its representation, warranties, covenants or agreements hereunder;
(e)the Buyer, if:

(i)any of the representations and warranties of any of the Selling Entities contained in Article V shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date prior to the Closing Date (as if made on and as of such date prior to the Closing Date), such that the condition set forth in Section 8.2(c) would not then be satisfied; or
(ii)any of the Selling Entities shall have failed to perform or comply with any of the covenants or agreements contained in this Agreement to be performed and complied with by such Selling Entity prior to the Closing Date, such that the condition set forth in Section 8.2(a) would not then be satisfied;
provided, however, that if an inaccuracy in any of the representations and warranties of the Selling Entities or a failure to perform or comply with a covenant or agreement by any of the Selling Entities is curable by the earlier of: (1) ten (10) Business Days after the date of written notice from the Buyer to the Seller of the occurrence of such inaccuracy or failure and (2) the Outside Date (such shorter period, the “Seller Cure Period”), then the Buyer may not terminate this Agreement under this Section 9.1(e) on account of such inaccuracy or failure of (x) prior to delivery of such written notice to the Seller or during the Seller Cure Period or (y) following the Seller Cure Period, if such inaccuracy or failure shall have been fully cured during the Seller Cure Period; provided, further, that that no termination may be made by the Buyer under this Section 9.1(e) if the Buyer is in material breach of any of its representation, warranties, covenants or agreements hereunder;
(f)Seller, if the Seller or the board of directors (or similar governing body) of the Seller determines, in good faith and after consultation with its legal and other advisors, that failing to enter into an Alternative Transaction pursuant to the Auction and in accordance with the Bidding Procedures would be inconsistent with its or such Person’s or body’s fiduciary duties and the Selling Entities enter into such Alternative Transaction reasonably concurrently with such determination;
(g)the Buyer or the Seller, if the Closing has not occurred by July 31, 2023 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 9.1(g) shall not be available to any Party if such Party is then in material breach of this Agreement and such breach is the primary cause of the failure of the Closing to occur prior to such date; provided further, that the Outside Date may be extended by either Party for up to an additional thirty (30) days to the extent required for the receipt of any applicable approval required by any applicable Regulatory Law to consummate the Transactions;
(h)the Seller if (i) all of the conditions set forth in Section 8.1 and Section 8.2 have been satisfied or waived (other than those conditions to Closing that by their terms or their nature are to be satisfied at the Closing, but subject to such conditions being satisfied at Closing), (ii) the Seller confirmed in writing that it is ready, willing and able to consummate the Closing and (iii) Buyer has failed to consummate the Closing within two (2) Business Days after all such conditions are satisfied or waived; or
(i)the Buyer if:
(i)the Stalking Horse Approval Order in form and substance acceptable to the Buyer has not been entered by the Court by May 19, 2023;
(ii)the Bankruptcy Court has approved any financing, refinancing, acquisition, divestiture, public offering, recapitalization, business combination or reorganization of or involving all or a material part of the Purchased Assets other than any such transaction with Buyer or its Affiliate(s) and at the time of such termination, the Buyer is not serving as the Next-Highest Bidder;
(iii)(A) the Selling Entities materially comply with the Bidding Procedures Order and accept a Successful Bid for the Purchased Assets from a Person other than Buyer or its permitted transferee and at the time of such termination, the Buyer is not serving as the Next-Highest Bidder , (B) the Bankruptcy Court authorizes any Selling Entity to enter into an Alternative Transaction for the Purchased Assets and at the time of such termination, the Buyer is not serving as the Next-Highest Bidder, (C) any Selling Entity enters into an Alternative Transaction for the Purchased Assets and at the time of such termination, the Buyer is not serving as the Next-Highest Bidder or (D) any Selling Entity consummates an Alternative Transaction;
(iv)The Bankruptcy Court has not entered the Sale Order in form and substance acceptable to Buyer by the date that is 20 Business Days after the date of this Agreement; or
(v)the Bid Consent & Waiver has been materially breached by VIL, Seller or its Affiliates, and such material breach is either incapable of being cured or, if capable of being cured, is not cured in all material respects before the earlier of: (x) the tenth (10th) Business Day after the giving of written notice by Buyer, and (y) the Outside Date;
(vi)The Sale Hearing shall have not occurred by May 31, 2023;
(vii)the Bankruptcy Cases of the Selling Entities shall have been dismissed; or
(viii)any of the Bankruptcy Cases of the Selling Entities shall have been converted to a case under Chapter 7 of the Bankruptcy Code or a trustee or examiner with expanded powers shall have been appointed with respect to the Selling Entities, in each case where the Bankruptcy Court has entered an Order finding such Person no longer bound by the terms of this Agreement.
SECTION 9.2        Procedure and Effect of Termination.
(a)In the event of termination of this Agreement by either the Seller or the Buyer pursuant to Section 9.1, written notice thereof shall forthwith be given by the terminating Party to the other Party and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the Parties; provided, however, (a) no Party shall be relieved of, or released from, any Liability arising from Fraud by such Party, and (b) this Section 9.2, Section 3.2, Section 7.3(d) (regarding the return of the Deposit to Buyer), Article X and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.
(b)Seller shall, within five (5) Business Days after any termination of this Agreement pursuant to Section 9.1(e) (as a result of a willful and intentional breach of this Agreement by the Selling Entities), Section 9.1(f) or Section 9.1(i)(iv)(ii), (iii) or (v), (i) reimburse Buyer for all of the reasonable and documented out of pocket costs, fees and expenses incurred or to be incurred by Buyer or its Affiliates, including reasonable fees, costs and expenses of any professionals (including financial advisors, outside legal counsel, accountants, experts and consultants) retained by Buyer or its Affiliates in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement, the Transactions, including the Bankruptcy Cases and other judicial and regulatory

Proceedings related to such transactions not to exceed $340,000 (such fees, costs and expenses, the “Reimbursable Expenses,” and the payment of such Reimbursable Expenses the “Expense Reimbursement”) and (ii) pay to Buyer an additional cash amount equal to $425,000 (the “Break-Up Fee”).
(c)Seller acknowledges and agrees that (i) the payment of the Break-Up Fee and the Reimbursable Expenses are integral parts of the Transactions, (ii) in the absence of Seller’s obligations to make these payments, Buyer would not have entered into this Agreement, (iii) time is of the essence with respect to the payment of the Break-Up Fee and the Reimbursable Expenses and (iv) the Break-Up Fee and the Reimbursable Expenses shall constitute allowed superpriority administrative expense claims against the Sellers’ estates pursuant to sections 105(a), 503(b), and 507(a)(2) of the Bankruptcy Code with priority over all other administrative expenses of the kind specified in sections 503(b) and 507 of the Bankruptcy Code other than the Carve Out (as defined in the DIP Order), including all claims arising under the DIP Order other than the Carve Out (as defined in the DIP Order) and shall be secured by liens senior in priority to the liens granted under the DIP Order other than liens with respect to the Carve Out (as defined in the DIP Order). To the extent that all amounts due in respect of the Break-Up Fee and the Reimbursable Expenses pursuant to this Section 9.2(c) have actually been paid by Seller to Buyer following a valid termination of this Agreement pursuant to Sections 9.1(f) or Sections 9.1(i)(ii), (iii) or (v), Buyer shall not have any additional recourse against any Seller or its Affiliates for any Liabilities relating to or arising from this Agreement (other than in instances of Fraud); provided that nothing herein shall limit (i) other remedies available to the Buyer pursuant to Section 10.12 and (ii) the Buyer’s right to receive a return of the Deposit in accordance with this Agreement.
(d)The Parties acknowledge and agree that the Break-Up Fee and the Reimbursable Expenses if paid in accordance with terms hereof following a valid termination of this Agreement pursuant to Section 9.1(f) or Sections 9.1(i)(ii), (iii) or (v) shall be the Buyer’s sole recourse in connection with this Agreement, the Transaction Documents and the Transactions (including as a result of the failure to consummate the Closing or for a breach or failure to perform hereunder or otherwise) (other than in instances of Fraud); provided that nothing herein shall limit (i) other remedies available to the Buyer pursuant to Section 10.12 and (ii) the Buyer’s right to receive a return of the Deposit in accordance with this Agreement. For the avoidance of doubt, (i) under no circumstances shall the Buyer or any of its Affiliates be entitled to monetary damages other than receipt of the Break-Up Fee and the Reimbursable Expenses if paid in accordance with this Section 9.2 and return of the Deposit, (ii) no Break-Up Fee shall be payable, and the Buyer shall not seek payment of any Break-Up Fee, prior to consummation of the sale of the Purchased Assets to the prevailing bidder at the Auction in accordance with the Bidding Procedures Order, (iii) in no event shall the Seller be obligated to pay the Break-Up Fee on more than one occasion and (iv) in no event will the Buyer be entitled to both payment of the Break-Up Fee and Reimbursable Expenses, on the one hand, and specific performance of the Selling Entities’ obligation to consummate the Closing, on the other hand.
SECTION 9.3        Extension; Waiver. At any time prior to the Closing, the Seller (on behalf of each of the Selling Entities), on the one hand, or the Buyer, on the other hand, may, to the extent permitted by applicable Law, agree to (a) extend the time for the performance of any of the obligations or other acts of the Buyer (in the case of an agreed extension by the Seller) or the Seller (in the case of an agreed extension by the Buyer), (b) waive any inaccuracies in the representations and warranties of the Buyer (in the case of a wavier by the Seller) or the Seller (in the case of a waiver by the Buyer) contained herein or in any document delivered pursuant hereto, (c) waive compliance with any of the agreements of the Buyer (in the case of a wavier by the Seller) or the Seller (in the case of a waiver by the Buyer) contained herein, or (d) waive any condition to its obligations hereunder. Any agreement on the part of the Seller, on the one hand, or the Buyer, on the other hand, to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the Seller or the Buyer, as applicable. The failure or delay of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights, nor shall any single or partial exercise of any right under this Agreement preclude any other or further exercise of any rights hereunder.
Article X
MISCELLANEOUS PROVISIONS
SECTION 10.1    Amendment and Modification. This Agreement may be amended, modified or supplemented only by a written instrument signed by the Seller, on behalf of each of the Selling Entities, and the Buyer.
SECTION 10.2    Survival. None of the representations and warranties of the Parties in this Agreement, in any instrument delivered pursuant to this Agreement, or in the Schedules or Exhibits attached hereto shall survive the Closing, and no Party hereto shall, or shall be entitled to, make any claim or initiate any action against any other Party with respect to any such representation or warranty from or after the Closing. None of the covenants or agreements of the Parties in this Agreement shall survive the Closing, and no Party hereto shall, or shall be entitled to, make any claim or initiate any action against any other Party with respect to any such covenant or agreement from or after the Closing, other than (a) the covenants and agreements of the Parties contained in this Article X, Article III, Article IV and Section 7.10(f) (regarding the return of the Deposit to Buyer), (b) those other covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or in part, after the Closing, which shall survive the consummation of the Transactions until fully performed, (c) any rights or remedies of any Person for breach of any such surviving covenant or agreement and (d) any Liability on account of Fraud.
SECTION 10.3    Notices. All notices or other communications required or permitted under, or otherwise made in connection with, this Agreement shall be in writing and shall be deemed to have been duly given or made (a) when delivered in person, (b) when sent if delivered or transmitted by email (provided, no “bounce back” or notice of non-delivery is generated), (c) upon receipt after dispatch by registered or certified mail, postage prepaid, or (d) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery), in each case, addressed as follows:
(a)If to any Selling Entity or the Selling Entities, to:
Virgin Orbit Holdings, Inc.
4022 E. Conant St.
Long Beach, CA
Attention:
Email:
with a mandated copy (which shall not constitute notice) to:

Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY 10020
Attention:
Email:

(b)If to the Buyer, to:
Stratolaunch, LLC
555 Riccomini Street
Mojave, CA 93501
Attention:

with a mandated copy (which shall not constitute notice) to each of:

Cerberus Capital Management, L.P.
875 3rd Avenue, 11th Floor
New York, NY 10022
Attention:
Email:
Milbank LLP
55 Hudson Yards
New York, NY 10001-2163
Attention:
Email:

SECTION 10.4    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Parties, and any such assignment shall be null and void; provided, however, that, subject to Sections 7.2 and 7.5, (a) nothing in the foregoing shall prohibit the Buyer from making any assignment of its rights and obligations hereunder to any of its Affiliates and (b) Buyer may assign the right to purchase and/or take delivery of the Aircraft to the U.S. Citizen Trustee. No assignment by any Party shall relieve such Party of any of its obligations hereunder. Any attempted or purported assignment in violation of this Section 10.4 will be deemed void ab initio. Subject to the foregoing, this Agreement and all of the provisions hereof shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns, including, in the case of the Selling Entities, the trustee in the Bankruptcy Cases.
SECTION 10.5    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon a determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
SECTION 10.6    Governing Law. Except to the extent the mandatory provisions of the Bankruptcy Code apply, this Agreement, and all claims and causes of action arising out of, based upon, or related to this Agreement or the negotiation, execution or performance hereof, shall be governed by, and construed, interpreted and enforced in accordance with, the Laws of the State of Delaware, without regard to choice or conflict of law principles that would result in the application of any Laws other than the Laws of the State of Delaware.
SECTION 10.7    Acknowledgement and Release; Non-Recourse.
(a)The Buyer acknowledges that the Selling Entities are the sole Persons bound by, or liable with respect to, the obligations and Liabilities of the Selling Entities under this Agreement and the other Transaction Documents, and that no Affiliate of any Selling Entity or any of their respective Subsidiaries or any current or former officer, director, stockholder, agent, attorney, Employee, Representative, advisor or consultant of any Selling Entity or any such other Person shall be bound by, or liable with respect to, any aspect of this Agreement and
l

the other Transaction Documents. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no other Person that is not a party hereto shall have any liability for any Liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the Transactions or in respect of any oral representations made or alleged to be made in connection herewith. In no event shall any party hereto or any of its Affiliates, and the Parties hereby agree not to and to cause their respective Affiliates not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Person not a party to this Agreement.
(b)The Selling Entities acknowledge that the Buyer Related Parties are the sole Persons bound by, or liable with respect to, the obligations and Liabilities of the Buyer Related Parties under this Agreement and the other Transaction Documents, and that no Affiliate of any Buyer Related Party or any of their respective Subsidiaries or any current or former officer, director, stockholder, agent, attorney, employee, Representative, advisor or consultant of any Buyer Related Party or any such other Person shall be bound by, or liable with respect to, any aspect of this Agreement and the other Transaction Documents. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no other Person that is not a party hereto shall have any liability for any Liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the Transactions or in respect of any oral representations made or alleged to be made in connection herewith. In no event shall any party hereto or any of its Affiliates, and the Parties hereby agree not to and to cause their respective Affiliates not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Person not a party to this Agreement.
(c)Notwithstanding anything to the contrary herein or otherwise, each beneficiary of this Section 10.7 shall be an express third party beneficiary of this Section 10.7 with the full power to enforce the terms of this Section 10.7 as if it were a party to this Agreement for such purpose.
SECTION 10.8    Submission to Jurisdiction; WAIVER OF JURY TRIAL.
(a)Any action, claim, suit or Proceeding arising out of, based upon or relating to this Agreement or the transactions contemplated hereby shall be brought solely in the Bankruptcy Court (or any court exercising appellate jurisdiction over the Bankruptcy Court). Each Party hereby irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court (or any court exercising appellate jurisdiction over the Bankruptcy Court) in respect of any action, claim, suit or Proceeding arising out of, based upon or relating to this Agreement or any of the rights and obligations arising hereunder, and agrees that it will not bring any action arising out of, based upon or related thereto in any other court. Each Party hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any such action, claim, suit or Proceeding, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with Section 10.3, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law, any claim that (i) the suit, action or Proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or Proceeding is improper or (iii) this Agreement or any other agreement or instrument contemplated hereby or entered into in connection herewith, or the subject matter hereof or thereof, may not be enforced in or by such courts. Each Party agrees that notice or the service of process in any action, claim, suit or Proceeding arising out of, based upon or relating to this Agreement or any of the rights and obligations arising hereunder or thereunder, shall be properly served or delivered if delivered in the manner contemplated by Section 10.3. Notwithstanding anything herein to the contrary, in the event the Bankruptcy Cases are closed or dismissed, each Party hereby irrevocably submits to the exclusive jurisdiction of any federal court sitting in the Borough of Manhattan in the City of New York or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York (or, in each case, any court exercising appellate jurisdiction over such court) in respect of any action, claim, suit or Proceeding arising out of, based upon or relating to this Agreement or any of the rights and obligations arising hereunder, and agrees that it will not bring any action arising out of, based upon or related thereto in any other court.
(b)EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION, CLAIM, SUIT OR PROCEEDING (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) BETWEEN THE PARTIES HERETO ARISING OUT OF, BASED UPON OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF OR THEREOF.
SECTION 10.9    Counterparts. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a photographic, photostatic, facsimile, portable document format (.pdf), DocuSign, electronic signature or similar reproduction of such signed writing using a facsimile machine or electronic mail shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail or that any signature is in facsimile or electronic format (including .pdf or DocuSign) as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.
SECTION 10.10    Incorporation of Schedules and Exhibits. All Schedules, the Seller Disclosure Schedule and all Exhibits attached hereto and referred to herein are hereby incorporated herein by reference and made a part of this Agreement for all purposes as if fully set forth herein.
SECTION 10.11    Entire Agreement. This Agreement (including all Schedules, the Seller Disclosure Schedule and all Exhibits), the Confidentiality Agreement and the other Transaction Documents constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the Parties with respect thereto.
SECTION 10.12    Specific Performance.
(a)    The Buyer agrees that irreparable damage may occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or was otherwise breached and that monetary damages may not be an adequate remedy for any breach or threatened breach of any of the provisions of this Agreement. It is accordingly agreed that (i) the Selling Entities shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, and any such injunction shall be in addition to any other remedy to which the Selling Entities are entitled, at law or in equity, (ii) the Buyer waives any requirement for the securing or posting of any bond in connection with the obtaining of any specific performance or injunctive relief and (iii) the Buyer will waive, in any action for specific performance, the defense of adequacy of a remedy at Law. The Selling Entities’ pursuit of specific performance at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which the Selling Entities may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by the Selling Entities in the case of a breach of this Agreement.
(b)    Each Selling Entity agrees that irreparable damage may occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or was otherwise breached and that monetary damages may not be an adequate remedy for any breach or threatened breach of any of the provisions of this Agreement. It is accordingly agreed that (i) Buyer shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, and any such injunction shall be in addition to any other remedy to which Buyer is entitled, at law or in equity, (ii) each Selling Entity waives any requirement for the securing or posting of any bond in connection with the obtaining of any specific performance or injunctive relief and (iii) each Selling Entity will waive, in any action for specific performance, the defense of adequacy of a remedy at Law. Buyer’s pursuit of specific performance at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which Buyer may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by Buyer in the case of a breach of this Agreement.
SECTION 10.13    Bulk Sales or Transfer Laws. The Buyer hereby waives compliance by the Selling Entities with the provisions of the bulk sales or transfer Laws of all applicable jurisdictions.
SECTION 10.14    Seller Disclosure Schedule. The Seller Disclosure Schedule has been arranged for purposes of convenience in separately numbered sections corresponding to the sections of this Agreement, and it is expressly understood and agreed that (a) the disclosure of any fact or item in any section of the Seller Disclosure Schedule shall be deemed disclosure with respect to any other Section or subsection of the Seller Disclosure Schedule to the extent the applicability of the disclosure to such other Section or subsection is readily apparent on the face of such disclosure without the need for a cross-reference, (b) the disclosure of any matter or item in the Seller Disclosure Schedule shall not be deemed to constitute an acknowledgement that such matter or item is required to be disclosed therein, (c) the mere inclusion of an item in the Seller Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception, any violation of Law or breach of Contract or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect, (d) the information and disclosures contained therein shall not be construed or otherwise deemed to constitute, any representation, warranty, covenant or obligation of the Selling Entities or any other Person except to the extent explicitly provided in this Agreement, and (e) the disclosures set forth in the Seller Disclosure Schedule shall not be deemed to expand the scope of any, or create any new, representation, warranty, covenant or agreement set forth herein. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement, the Seller Disclosure Schedule or the attached exhibits is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the Ordinary Course of Business, and neither Party will use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement, the Schedules or Exhibits in any dispute or controversy between the Parties as to whether any obligation, item or matter not set forth or included in this Agreement, the Seller Disclosure Schedule or Exhibits hereto is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or are within or outside of the Ordinary Course of Business. Any description of any agreement, document, instrument, plan, arrangement or other item set forth on the Seller Disclosure Schedule is a summary only and is qualified in its entirety by the terms of such agreement, document, instrument, plan, arrangement, or item. The information contained in this Agreement, in the Seller Disclosure Schedule and Exhibits hereto is disclosed solely for purposes of this Agreement. The Selling Entities may (but shall not be obligated to) supplement, modify or amend the Seller Disclosure Schedule to reflect (i) any fact, event or condition arising after the date hereof and prior to the Closing which, if existing or occurring as of the date of this Agreement, would have been required to be described in the Seller Disclosure Schedule in order to avoid any representation or warranty of the Selling Entities contained in this Agreement from being untrue or inaccurate and (ii) any fact, event or condition which first became known to a Knowledge party of any Selling Entity listed in clause (b) of the definition of “Knowledge” after the date hereof which, if known to such person prior to the date of this Agreement, would have been required to be described in the Seller Disclosure Schedule in order to avoid any representation or warranty of the Selling Entities contained in this Agreement which is subject to the Knowledge of the Seller or any other Selling Entity from being untrue or inaccurate; provided that had such matters been existing, occurring or known on the date of this Agreement, they would have been required to be set forth or described in the Seller Disclosure Schedule in order to make the representations and warranties true and correct as of the date of this Agreement. Such supplements, modifications and/or amendments shall be disregarded and deemed to not have cured any breach of any representation or warranty under this Agreement for purposes of determining if the conditions precedent to Closing in Article VIII have been satisfied.
SECTION 10.15    Mutual Drafting; Headings; Information Made Available. The Parties participated jointly in the negotiation and drafting of this Agreement and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent. If an ambiguity or question of intent or interpretation arises, then this Agreement will accordingly be construed as drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. The descriptive headings and table of contents contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. To the extent this Agreement refers to information or documents to be made available (or delivered or provided) to the Buyer or its Representatives, the Selling Entities shall be deemed to have satisfied such obligation if the Seller or any of its Representatives has made such information or document available (or delivered or provided such information or document) to the Buyer or any of its Representatives, whether in an electronic data room, via electronic mail, in hard copy format or otherwise.
SECTION 10.16    Approval of the Bankruptcy Court. Notwithstanding anything herein to the contrary, any and all rights, interests or obligations under this Agreement are subject to approval of the Bankruptcy Court.

* * * * *

IN WITNESS WHEREOF, the Parties hereto have caused this Stalking Horse Asset Purchase Agreement to be executed as of the date first written above.
VIRGIN ORBIT HOLDINGS, INC.

By: /s/ Daniel M. Hart
Name: Daniel M. Hart
Title: Chief Executive Officer

VIECO USA, INC.
By: /s/ Daniel M. Hart__________________
Name: Daniel M. Hart
Title: Chief Executive Officer

VIRGIN ORBIT, LLC
By: /s/ Daniel Hart_____________________
Name: Daniel M. Hart
Title: Chief Executive Officer

JACM HOLDINGS, INC.
By: /s/ Daniel M. Hart__________________
Name: Daniel M. Hart
Title: Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

STRATOLAUNCH, LLC

By: /s/ Zachary Krevor__________________
Name: Dr. Zachary Krevor
Title: President and Chief Executive Officer

Schedule I
1.Virgin Orbit Holdings, Inc., a Delaware corporation
2.Vieco USA, Inc., a Delaware corporation
3.Virgin Orbit, LLC, a Delaware limited liability company
4.JACM Holdings, Inc., a Delaware corporation

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